Exhibit 10.1





               FALCON BUILDING PRODUCTS, INC.




                      CREDIT AGREEMENT

                  dated as of June 17, 1997


                        $300,000,000
                       Credit Facility




                   CHASE SECURITIES INC.,
                        as Arranger,

                   BANKERS TRUST COMPANY,
                   as Documentation Agent,

                             and

                  THE CHASE MANHATTAN BANK,
                   as Administrative Agent

                       TABLE OF CONTENTS


SECTION 1.  DEFINITIONS
         1.1   Defined Terms
         1.2   Other Definitional Provisions

SECTION 2.  TERM LOANS
         2.1   Term Loans
         2.2   Repayment of Term Loans
         2.3   Use of Proceeds

SECTION 3.  AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS
         3.1   Revolving Credit Commitments
         3.2   Commitment Fee
         3.3   Proceeds of Revolving Credit Loans
         3.4   Swing Line Commitment
         3.5   Issuance of Letters of Credit
         3.6   Participating Interests
         3.7   Procedure for Opening Letters of Credit
         3.8   Payments in Respect of Letters of Credit
         3.9   Letter of Credit Fees
         3.10  Letter of Credit Reserves
         3.11  Further Assurances
         3.12  Obligations Absolute
         3.13  Assignments
         3.14  Participations

SECTION 4.   GENERAL PROVISIONS APPLICABLE TO LOANS
         4.1   Procedure for Borrowing
         4.2   Conversion and Continuation Options
         4.3   Changes of Commitment Amounts
         4.4   Optional and Mandatory Prepayments; Repayments of Term Loans
         4.5   Interest Rates and Payment Dates
         4.6   Computation of Interest and Fees
         4.7   Certain Fees
         4.8   Inability to Determine Interest Rate
         4.9   Pro Rata Treatment and Payments
         4.10  Illegality
         4.11  Requirements of Law
         4.12  Indemnity
         4.13  Repayment of Loans; Evidence of Debt
         4.14  Replacement of Lenders

SECTION 5.  REPRESENTATIONS AND WARRANTIES
         5.1   Financial Condition
         5.2   No Change
         5.3   Corporate Existence; Compliance with Law
         5.4   Corporate Power; Authorization
         5.5   Enforceable Obligations
         5.6   No Legal Bar
         5.7   No Material Litigation
         5.8   Investment Company Act
         5.9   Federal Regulation
         5.10  No Default
         5.11  Taxes
         5.12  Subsidiaries
         5.13  Ownership of Property; Liens
         5.14  ERISA
         5.15  Collateral Documents
         5.16  Copyrights, Patents, Permits, Trademarks and Licenses
         5.17  Environmental Matters
         5.18  Accuracy and Completeness of Information
         5.19  Acquisition Co.

SECTION 6.  CONDITIONS PRECEDENT
         6.1   Conditions to Initial Loans and Letters of Credit
         6.2   Conditions to All Loans and Letters of Credit

SECTION 7.  AFFIRMATIVE COVENANTS
         7.1   Financial Statements
         7.2   Certificates; Other Information
         7.3   Payment of Obligations
         7.4   Conduct of Business and Maintenance of Existence
         7.5   Maintenance of Property; Insurance
         7.6   Inspection of Property; Books and Records; Discussions
         7.7   Notices
         7.8   Environmental Laws
         7.9   Additional Collateral

SECTION 8.  NEGATIVE COVENANTS
         8.1   Indebtedness
         8.2   Limitation on Liens
         8.3   Limitation on Contingent Obligations
         8.4   Prohibition of Fundamental Changes
         8.5   Prohibition on Sale of Assets
         8.6   Limitation on Investments, Loans and Advances
         8.7   Capital Expenditures
         8.8   Interest Rate Agreements
         8.9   Debt to EBITDA
         8.10  Interest Coverage
         8.11  Limitation on Dividends
         8.12  Transactions with Affiliates
         8.13  Prepayments and Amendments of Subordinated Debt
         8.14  Limitation on Changes in Fiscal Year
         8.15  Limitation on Lines of Business

SECTION 9.  EVENTS OF DEFAULT

SECTION 10.  THE ADMINISTRATIVE AGENT; THE ISSUING LENDER
         10.1  Appointment
         10.2  Delegation of Duties
         10.3  Exculpatory Provisions
         10.4  Reliance by Administrative Agent
         10.5  Notice of Default
         10.6  Non-Reliance on Administrative Agent and Other Lenders
         10.7  Indemnification
         10.8  The Administrative Agent in its Individual Capacity
         10.9  Successor Administrative Agent
         10.10 Issuing Lender as Issuer of Letters of Credit

SECTION 11.  MISCELLANEOUS
         11.1  Amendments and Waivers
         11.2  Notices
         11.3  No Waiver; Cumulative Remedies
         11.4  Survival of Representations and Warranties
         11.5  Payment of Expenses and Taxes
         11.6  Successors and Assigns; Participations and Assignments
         11.7  Adjustments; Set-off
         11.8  Counterparts
         11.9  Governing Law; No Third Party Rights
         11.10 Submission to Jurisdiction; Waivers
         11.11 Releases
         11.12 Interest
         11.13 Special Indemnification
         11.14 Permitted Payments and Transactions

          CREDIT AGREEMENT, dated as of June 17, 1997, among FALCON BUILDING PRODUCTS, INC., a Delaware corporation (the "Company"), the several lenders from time to time parties hereto (the "Lenders"), CHASE SECURITIES INC. ("CSI"), as arranger (the "Arranger"), BANKERS TRUST COMPANY, as documentation agent (in such capacity, the "Documentation Agent"), and THE CHASE MANHATTAN BANK, a New York banking corporation, as administrative agent for the Lenders (in such capacity, the "Administrative Agent").


                      W I T N E S S E T H:

          WHEREAS, FBP Acquisition Corp., Inc., a Delaware corporation ("Acquisition Co"), an affiliate of Investcorp, S.A., certain of its affiliated entities and other initial investors (collectively, the "Investors") and the Company have entered into an Agreement and Plan of Merger, dated as March 20, 1997, as amended (together with any schedule attached thereto, as amended, supplemented or otherwise modified from time to time, the "Merger Agreement"), pursuant to which AcquisitionCo will be merged with and into the Company (the "Merger"), the Company being the surviving corporation of the Merger;

          WHEREAS, upon the Merger, the Investors will own approximately 88% of the common stock of the Company and certain existing shareholders and management (the "Existing Shareholders") will own the remaining portion of such common stock;

          WHEREAS, the Company intends to finance the Merger (including the refinancing of certain existing indebtedness) and related premiums, fees and expenses from the following sources: (a) $152,800,000 in common equity (consisting of a cash investment of at least $134,600,000 from the Investors, with the balance represented by common stock retained by the Existing Shareholders); (b) $300,000,000 from the senior secured credit facilities provided for herein comprised of a $175,000,000 term loan facility and a $125,000,000 revolving credit facility; and (c) at least $245,000,000 in gross cash proceeds from an issuance by the Company of either (i) subordinated unsecured loans or (ii) at least $145,000,000 in gross cash proceeds of senior subordinated notes and at least $100,000,000 in gross cash proceeds of senior subordinated discount notes or such other amounts of such senior subordinated indebtedness aggregating approximately $247,000,000 as may be reasonably agreed to by the Administrative Agent, the Arranger and the Documentation Agent; and

          WHEREAS, the Company has requested the Lenders to make loans and other extensions of credit available to the Company to enable the Company to finance a portion of the Merger and for the other purposes set forth herein;

          NOW, THEREFORE, the Company, the Administrative
Agent, the Arranger, the Documentation Agent and the Lenders agree as follows:


          SECTION 1. DEFINITIONS

          1.1  Defined Terms.  As used in this
Agreement, the terms defined in the caption hereto shall have the meanings set forth therein, and the following terms have the following meanings:

          "AcquisitionCo": as defined in the Recitals hereto.

          "Additional Mortgage":  as defined in subsection
     7.9(e).

          "Adjustment Date": as defined in the definition of Applicable Margin.

          "Affiliate": of any Person (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, whether by ownership of securities, contract, proxy or otherwise, or (y) to direct or cause the direction of the management and policies of such Person, whether by ownership of securities, contract, proxy or otherwise.

          "Agreement": this Credit Agreement, as amended, supplemented or modified from time to time.

          "Alternate Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

          "Alternate Base Rate Loans": Loans at such time as they are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

          "Applicable Margin":  for Term Loans, Revolving
     Credit Loans and Swing Line Loans of the Types set forth below, the rate per annum set forth under the relevant column heading opposite such Loans below:

                                  Alternate
                                 Base Rate     Eurodollar
                                   Loans          Loans

     Term Loans:                   2.00%          3.00%
     Revolving Credit Loans:       1.50%          2.50%
     Swing Line Loans:             1.50%     Not applicable


     ; provided that the Applicable Margin with respect to Revolving Credit Loans and Swing Line Loans will be adjusted on each Adjustment Date (as defined below) to the applicable rate per annum set forth in the pricing grid attached hereto as Schedule II based on the Leverage Ratio as determined from the relevant financial statements delivered pursuant to subsection
     7.1. Changes in the Applicable Margin resulting from changes in the Leverage Ratio shall become effective on the date (the "Adjustment Date") on which such financial statements are delivered to the Lenders (but in any event not later than the 50th day after the end of each of the first three quarterly periods of each fiscal year or the 95th day after the end of each fiscal year as the case may be) and shall remain in effect until the next change to be effected pursuant to this definition, provided that (a) the Applicable Margin shall be initially the rate per annum set forth under the relevant column heading above; (b) if for any reason the financial statements required by subsection
     7.1 are not timely delivered to the Lenders, the Leverage Ratio shall be (i) during the period from the date upon which such financial statements were required to be delivered until the date upon which they actually are delivered, the Applicable Margin in effect immediately prior to the date such financial statements were due, and (ii) if such financial statements, when actually delivered, would have required an increase in the Applicable Margin over the Applicable Margin in effect immediately prior to the date such financial statements were due, the Company shall promptly following the delivery of such financial statements pay to the Lenders and the Administrative Agent any additional amounts of interest or fees which would have been payable on any previous Interest Payment Date had such higher Applicable Margin been in effect from the date such financial statements were required to be delivered; and provided, further, that any change in the Applicable Margin as a result of a change in the Leverage Ratio shall apply to all Loans for each day during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change in the Applicable Margin.

          "Arranger":  as defined in the Preamble hereto.

          "Asset Sale": any sale, sale-leaseback, or other disposition by the Company or any Subsidiary restricted by subsection 8.5 of any of its property or assets, including the stock of any Subsidiary, except sales and dispositions permitted by subsections 8.5(a), (b), (c),
     (f), (g) and (h).

          "Assignee":  as defined in subsection 11.6(c).

          "Assignment and Acceptance": an assignment and acceptance substantially in the form of Exhibit D.

          "Available Revolving Credit Commitment": as to any Lender, at a particular time, an amount equal to
     (a) the amount of such Lender's Revolving Credit Commitment at such time less (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Credit Loans made by such Lender pursuant to subsection 3.1, (ii) such Lender's Revolving Credit Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans, provided that for purposes of calculating the Revolving Credit Commitments pursuant to subsection 3.2 the amount referred to in this clause (ii) shall be zero, (iii) such Lender's L/C Participating Interest in the aggregate amount available to be drawn at such time under all outstanding Letters of Credit issued by the Issuing Lender and (iv) such Lender's Revolving Credit Commitment Percentage of the aggregate outstanding amount of L/C Obligations; collectively, as to all the Lenders, the "Available Revolving Credit Commitments".

          "Bankruptcy Code":  Title I of the Bankruptcy
     Reform Act of 1978, as amended and codified at Title 11 of the United States Code.

          "Board":  the Board of Governors of the Federal
     Reserve System, together with any successor.

          "Borrowing Date": any Business Day specified in a notice pursuant to (a) subsection 3.4 or 4.1 as a date on which the Company requests the Swing Line Lender or the Lenders to make Loans hereunder or (b) subsection
     3.5 as a date on which the Company requests the Issuing Lender to issue a Letter of Credit hereunder.

          "Bridge Commitment Letter": the Commitment Letter and term sheet thereto dated as of May 8, 1997 by and between Investcorp Investment Equity Limited, on its behalf and on behalf of certain of its affiliates and other investors and Smith Barney Holdings, Bankers Trust New York Corporation, The Chase Manhattan Bank and Merrill Lynch Capital Corporation.

          "Bridge Loan Agreement":  the Bridge Loan
     Agreement that may be entered into pursuant to the Bridge Commitment Letter among Smith Barney Holdings Inc., Bankers Trust New York Corporation, Chase and Merrill Lynch Capital Corporation and an affiliate of AcquisitionCo, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms and the terms of this Agreement.

          "Bridge Subordinated Debt": the subordinated bridge loans or exchange notes of the Company outstanding from time to time pursuant to the Bridge
     Loan Agreement or the Indenture contemplated thereby.

          "Bridge Subordinated Debt Documents":  the Bridge
     Loan Agreement and the notes evidencing the Bridge
     Subordinated Debt.

          "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New
     York City are authorized or required by law to close.

          "Capital Expenditures": for any period, all amounts which would, in accordance with GAAP, be set forth as capital expenditures (exclusive of any amount attributable to capitalized interest) on the consolidated statement of cash flows or other similar statement of the Company and its Subsidiaries for such period and shall in any event include expenditures in connection with acquisitions the Company elects to be included as Capital Expenditures pursuant to subsection 8.6(g)(iii)(B) but shall exclude (x) any expenditures made with the proceeds of condemnation or eminent domain proceedings affecting real property or with insurance proceeds and (y) any expenditures made in connection with subsection 8.5(i); provided that any Capital Expenditures financed with the proceeds of any Indebtedness permitted hereunder (other than Indebtedness incurred hereunder) shall be deemed to be a Capital Expenditure only in the period in which, and by the amount which, any principal of such Indebtedness is repaid.

          "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

          "Cash Equivalents": (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any lender or with any domestic (in the case of any investments, acquisitions or holdings by the Company or its Domestic Subsidiaries) commercial bank or trust company having capital and surplus in excess of $300,000,000, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper having the highest rating obtainable from S&P or Moody's and in each case maturing within one year after date of acquisition; (e) investment funds investing 95% of their assets in securities of the type described in clauses (a)-(d) above, (f) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either S&P or Moody's and (g) indebtedness with a rating of "A" or higher from S&P or "A2" or higher from Moody's.

          "C/D Assessment Rate": for any day the net annual assessment rate (rounded upwards, if necessary, to the next 1/100 of 1%) determined by the Administrative Agent to be payable on such day to the Federal Deposit Insurance Corporation or any successor ("FDIC") for FDIC's insuring time deposits made in Dollars at offices of the Administrative Agent in the United States.

          "C/D Reserve Percentage": for any day as applied to any Base CD Rate, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

          "Change in Law": with respect to any Lender, the adoption of, or change in, any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change in the interpretation or application thereof by any Governmental Authority having jurisdiction over such Lender, in each case after the Closing Date.

          "Change of Control": shall be considered to have occurred if (i) at any time prior to an IPO by the Company, Investcorp or any of its Affiliates (provided that for purposes of this definition only the reference to 25% in the definition of Affiliate contained in subsection 1.1 shall be deemed to be 51%) or Subsidiaries, any Person that is a member of the senior management of the Company, or any entity the majority of the equity ownership interests of which is owned by such senior management of the Company, shall cease to own, directly or indirectly, in the aggregate, at least 51% of the issued and outstanding voting stock of the Company, free and clear of all Liens or (ii) at any time after an IPO by the Company, if any Person (other than Investcorp, any of its Affiliates or Subsidiaries, any Person that is a member of the senior management of the Company, any entity the majority of the equity ownership interests of which is owned by such senior management of the Company or any Person acting in the capacity of an underwriter), whether singly or in concert with one or more Persons, shall, directly or indirectly, have acquired, or acquire the power (x) to vote or direct the voting of 30% or more, on a fully diluted basis, of the outstanding common stock of the Company or (y) to elect or designate for election a majority of the Board of Directors of the Company by voting power, contract or otherwise.

          "Chase": The Chase Manhattan Bank, a New York banking corporation, and its successors.

          "Closing Date": the date (which shall be on or prior to August 15, 1997) on which the Lenders make their initial Loans or the Issuing Lender issues the initial Letter of Credit.

          "Code": the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral": all assets of the Credit Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

          "Commercial L/C": a commercial documentary Letter of Credit under which the Issuing Lender agrees to make payments in Dollars for the account of the Company, on behalf of the Company or a Subsidiary, in respect of obligations of the Company or such Subsidiary in connection with the purchase of goods or services in the ordinary course of business.

          "Commitment": as to any Lender at any time, such Lender's Swing Line Commitment, Term Loan Commitment and Revolving Credit Commitment; collectively, as to all the Lenders, the "Commitments".

          "Commitment Percentage": as to any Lender at any time, its Term Loan Commitment Percentage or its Revolving Credit Commitment Percentage, as the context may require.

          "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414(b) or (c) of the Code.

          "Company":  as defined in the preamble hereto.

          "Company Pledge Agreement": the Pledge Agreement, substantially in the form of Exhibit G-1, to be made by the Company in favor of the Administrative Agent, for the ratable benefit of the Lenders, as the same may be amended, modified or supplemented from time to time.

          "Company Security Agreement":  the Company
     Security Agreement, substantially in the form of Exhibit E-1, to be made by the Company in favor of the Administrative Agent, for the ratable benefit of the Lenders, as the same may be amended, modified or supplemented from time to time.

          "Consolidated Current Assets": at a particular date, all amounts which would, in conformity with GAAP, be included under current assets on a consolidated balance sheet of the Company and its Subsidiaries as at such date.

          "Consolidated Current Liabilities": at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a consolidated balance sheet of the Company and its Subsidiaries as at such date, excluding the current portion of long-term debt and the entire outstanding principal amount of the Revolving Credit Loans.

          "Consolidated EBITDA": for any period, the Consolidated Net Income of the Company and its Subsidiaries for such period, plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) total income tax expense, (b) interest expense, amortization or writeoff of debt discount, debt issuance, warrant and other equity issuance costs and commissions, discounts, redemption premium and other fees and charges associated with the Loans, letters of credit permitted hereunder, Financing Leases, the Subordinated Debt or the acquisition or repayment of any debt securities of the Company permitted hereunder, and net costs associated with Interest Rate Agreements to which the Company is a party in respect of the Loans (including commitment fees and other periodic bank charges), (c) costs of surety bonds, (d) depreciation and amortization expense, (e) amortization of inventory write-up under APB 16, amortization of intangibles (including, but not limited to, goodwill and costs of interest-rate caps and the cost of non-competition agreements) and organization costs, (f) non-cash amortization of Financing Leases, (g) franchise taxes, (h) management fees paid as contemplated by subsection 11.14 and charges related to management fees prepaid in connection with the Merger, (i) all cash dividend payments (and non-cash dividend expenses) on any series of preferred stock, (j) any expenses incurred in connection with any merger, any acquisition or joint venture permitted herein, (k) any other write-downs, write-offs, minority interests and other non-cash charges or expenses, (l) any non-cash restructuring charge or reserve, (m) expenses and charges related to any equity offering, (n) expenses consisting of internal software development costs that are expensed during the period but could have been capitalized in accordance with GAAP, (o) securitization expense, and
     (p) nonrecurring litigation or claim settlement charges or expenses; provided that (i) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application) shall be excluded, (ii) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) the impact of foreign currency and hedging translations and transactions shall be excluded, and (iv) all other extraordinary gains and losses shall be excluded.

          "Consolidated Funded Indebtedness": at a particular date, all Indebtedness (other than Indebtedness described in clauses (b), (c), (d) or (f) of the definition of "Indebtedness" included in this subsection 1.1), of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP at such date.

          "Consolidated Net Income": for any period, net income of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that: (i) the net income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the Company or a wholly-owned Subsidiary and (ii) net income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is prohibited or not permitted at the date of determination.

          "Contingent Obligation": as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Company in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Company in good faith.

          "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

          "Credit Documents": the collective reference to this Agreement, the Notes, the Pledge Agreements, the Security Agreements, the Mortgages and the Guarantees.

          "Credit Parties": the collective reference to the Company and each Subsidiary which may from time to time be party to a Credit Document.

          "Default":  any of the events specified in Section
     9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Dollars" and "$": dollars in lawful currency of the United States.

          "Domestic Subsidiary": any Subsidiary other than a Foreign Subsidiary.

          "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority or requirements of law (including, without limitation, common law) regulating or imposing liability or standards of conduct concerning environmental or public health protection matters, including, without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.

          "Environmental Permits": any and all permits, licenses, registrations, notifications, exemptions and any other authorizations required under any Environmental Law.

          "ERISA":  the Employee Retirement Income Security
     Act of 1974, as amended from time to time.

          "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

          "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Association Interest Settlement Rates Page (as defined below) at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period; provided that if there shall at any time no longer exist a Telerate British Bankers Association Interest Settlement Rates Page, "Eurodollar Base Rate" shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which Chase is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period. "Telerate British Bankers Assoc. Interest Settlement Rates Page" shall mean the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

          "Eurodollar Lending Office": as to any Lender the office of such Lender which shall be making or maintaining Eurodollar Loans.

          "Eurodollar Loans": Loans at such time as they are made and/or being maintained at a rate of interest based upon a Eurodollar Rate.

          "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar
     Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                      Eurodollar Base Rate
              ____________________________________
            1.00 - Eurocurrency Reserve Requirements

          "Event of Default": any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Excess Cash Flow": for any fiscal year of the Company, commencing with the fiscal year ending on December 31, 1998, the excess of (a) Consolidated EBITDA for such fiscal year over (b) the sum, without duplication, of (i) the aggregate amount actually paid by the Company and its Subsidiaries in cash during such fiscal year on account of capital expenditures or acquisitions (other than capital expenditures made with the proceeds of eminent domain or condemnation proceedings to the extent such proceeds are not included in the determination of Consolidated EBITDA for such fiscal year), (ii) the aggregate amount of payments of principal in respect of any Indebtedness during such fiscal year (other than any such payments of principal pursuant to subsections 4.4(b)(i), (ii),
     (iii) and (iv) to the extent such amounts are not included in Consolidated EBITDA or any such payments of principal in respect of any revolving credit facility to the extent that there is not an equivalent reduction in such facility), (iii) increases in working capital (calculated as Consolidated Current Assets at the end of such fiscal year minus Consolidated Current Liabilities as at the end of such fiscal year) of the Company and its Subsidiaries for such fiscal year (excluding any increase in cash or Cash Equivalents above an increase deemed in good faith by the Company to be necessary or desirable for the operation of the business of the Company and its Subsidiaries), (iv) cash interest expense (including fees paid in connection with letters of credit and surety bonds and commitment fees and other periodic bank charges) of the Company, (v) the amount of taxes actually paid in cash by the Company and its Subsidiaries for such fiscal year either during such fiscal year or within a normal payment period thereof, (vi) to the extent added to Consolidated Net Income of the Company and its Subsidiaries in calculating Consolidated EBITDA for such fiscal year, the net cost of Interest Rate Agreements, franchise taxes and management fees, (vii) the net income of any Subsidiary shall be excluded to the extent that such amount is accounted for under the equity method to the extent cash dividends are not paid or the declaration or payment of dividends is not permitted without prior governmental approval (which has not been obtained), (viii) the amount of cash actually paid by the Company in connection with clauses
     (b) (without duplication) (g), (h), (i), (j), (m), (n),
     (o), (p) and clauses (iii) and (iv) of the proviso in the definition of Consolidated EBITDA and (ix) the amount of any cash actually paid in connection with reserves established in accordance with GAAP; provided that to the extent any amount of cash is actually paid by the Company in connection with clause (p) in the definition of Consolidated EBITDA in any fiscal year in which the Company does not have Excess Cash Flow, such amount, to the extent it was not applied to reduce Consolidated EBITDA in determining the existence of Excess Cash Flow in the year such amount was paid, may be carried forward to subsequent fiscal years of the Company and applied once to reduce the amount of any Excess Cash Flow for any such fiscal years.

          "Existing Credit Agreement": the Amended and Restated Credit Agreement dated as of June 30, 1995, as amended to date, among the Company, the financial institutions listed on the signature pages therein and each other financial institution which from time to time becomes a party thereto in accordance with the terms thereof, Chase, as administrative agent and Citicorp North America, Inc., as collateral agent.

          "Existing Shareholders": as defined in the Recitals hereto.

          "Fee Property":  as defined in subsection 5.13.

          "Financing Lease": (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of the Company and its consolidated Subsidiaries and (b) any other such lease to the extent that the then present value of any rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

          "Foreign Subsidiary": any Subsidiary which is not organized under the laws of the United States or any state thereof or the District of Columbia.

          "Form S-4":  the Registration Statement on Form S-
     4 dated May 21, 1997 filed by the Company with the Securities and Exchange Commission in connection with the Merger.

          "GAAP": generally accepted accounting principles in the United States in effect from time to time.

          "Governmental Authority": any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guarantees": the collective reference to the Subsidiary Guarantee and any guarantee which may from time to time be executed and delivered by a Subsidiary pursuant to subsection 7.9.

          "Hazardous Materials": any hazardous materials, hazardous wastes, hazardous pesticides or hazardous or toxic substances, and any other material that may give rise to liability under any Environmental Law, including, without limitation, asbestos, petroleum, any other petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls and urea-formaldehyde insulation.

          "Indebtedness": of a Person, at a particular date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the undrawn face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and unpaid reimbursement obligations with respect thereto,
     (c) all liabilities (other than Lease Obligations and liabilities in connection with reserves established in accordance with GAAP) secured by any Lien on any property owned by such Person, even though such Person has not assumed or become liable for the payment thereof, (d) Financing Leases, (e) indebtedness incurred in connection with any Receivables Facility and (f) all indebtedness of such Person arising under acceptance facilities, but excluding (i) trade and other accounts payable and accrued expenses payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person and (ii) letters of credit supporting the purchase of goods in the ordinary course of business and expiring no more than six months from the date of issuance; provided that obligations in respect of Interest Rate Agreements shall not be included in this definition.

          "Insolvency":  with respect to any Multiemployer
     Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "Insolvent": pertaining to a condition of Insolvency.

          "Installment Payment Date": as defined in subsection 4.4(c).

          "Interest Coverage Ratio": on the last day of any fiscal quarter of the Company, the ratio of (a) Consolidated EBITDA for the period of four fiscal quarters ending on such day (or, if shorter, the period commencing on the first day of the first fiscal quarter commencing on or after the Closing Date and ending on such day); provided that for purposes of calculating the Interest Coverage Ratio interest expense in respect of a Receivables Facility shall not be added to Consolidated Net Income to determine Consolidated EBITDA to (b) cash interest expense (excluding (i) fees payable on account of letters of credit, (ii) to the extent included in interest expense in accordance with GAAP, net costs associated with Interest Rate Agreements to which the Company is party in respect of the Loans and other periodic bank charges and amortization of debt discount (including discount of liabilities and reserves established under APB 16) and
     (iii) interest expense in respect of a Receivables Facility, costs of debt issuance and interest expense on customer deposits)) for such period net of interest income, in each case, for or during such period on a consolidated basis for the Company and its Subsidiaries; and provided, further, that on (A) the last day of the 1997 fourth fiscal quarter of the Company such ratio shall measure the period of two fiscal quarters ending on such day and (B) on the last day of the 1998 first fiscal quarter of the Company such ratio shall measure the period of three fiscal quarters ending on such day.

          "Interest Payment Date": (a) as to Alternate Base Rate Loans, the last day of each March, June, September and December, commencing on the first such day to occur after any Alternate Base Rate Loans are made or any Eurodollar Loans are converted to Alternate Base Rate Loans, (b) as to any Eurodollar Loan in respect of which the Company has selected an Interest Period of one, two or three months, the last day of such Interest Period and (c) as to any Eurodollar Loan in respect of which the Company has selected a longer Interest Period than the periods described in clause (b), the last day of each three calendar month interval during such Interest Period and, in addition, the last day of such Interest Period.

          "Interest Period":  with respect to any Eurodollar
     Loan:

                    (a)  initially, the period commencing
          on, as the case may be, the Borrowing Date or conversion date with respect to such Eurodollar
          Loan and ending one, two, three or six months thereafter (or, if and when available to all the relevant Lenders, nine or twelve months thereafter) as selected by the Company in its notice of borrowing as provided in subsection 4.1 or its notice of conversion as provided in subsection 4.2; and

                    (b)  thereafter, each period commencing
          on the last day of the next preceding Interest
          Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter
          (or, if and when available to all the relevant
          Lenders, nine or twelve months thereafter) as selected by the Company by irrevocable notice to the Administrative Agent not less than three
          Business Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan;

     provided that the foregoing provisions relating to Interest Periods are subject to the following:

                    (A)  if any Interest Period would
          otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                    (B)  any Interest Period that would
          otherwise extend beyond (i) in the case of an Interest Period for a Term Loan, the final Installment Payment Date shall end on such Installment Payment Date or, if such Installment Payment Date shall not be a Business Day, on the next preceding Business Day; and (ii) in the case of any Interest Period for a Revolving Credit Loan, the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date, or if the Revolving Credit Termination Date shall not be a Business Day, on the next preceding Business Day;

                    (C)  if the Company shall fail to give
          notice as provided above in clause (b), it shall be deemed to have selected a conversion of a Eurodollar Loan into an Alternate Base Rate Loan
          (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 4.2);

                    (D)  any Interest Period that begins on
          the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                    (E)  the Company shall select Interest
          Periods so as not to require a prepayment (to the extent practicable) or a scheduled payment of a Eurodollar Loan during an Interest Period for such Eurodollar Loan.

          "Interest Rate Agreement": any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

          "Investcorp": Investcorp S.A., a Luxembourg corporation.

          "Investment Grade Securities": (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),
     (ii) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 by Moody's or the equivalent of such rating by such rating organization, or if no rating of S&P's or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries and
     (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and
     (ii) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

          "Investors":  as defined in the Recitals hereto.

          "IPO": any sale by the Company through a public offering of its common (or other voting) stock pursuant to an effective registration statement (other than a registration statement on Form S-4, S-8 or any successor or similar form) filed under the Securities Act of 1933, as amended.

          "Issuing Lenders": Chase and any of its Affiliates, including Chase Manhattan Bank Delaware, as issuer of the Letters of Credit; with respect to any Letter of Credit, the term "Issuing Lender" shall mean the Issuing Lender with respect to such Letter of Credit.

          "L/C Application":  as defined in subsection
     3.5(a).

          "L/C Obligations": the obligations of the Company to reimburse the Issuing Lender for any payments made by the Issuing Lender under any Letter of Credit that have not been reimbursed by the Company pursuant to subsection 3.8(a).

          "L/C Participating Interest": an undivided participating interest in the face amount of each issued and outstanding Letter of Credit and the L/C
     Application relating thereto.

          "L/C Participation Certificate": a certificate in substantially the form of Exhibit I.

          "Lease Obligations": of the Company and its Subsidiaries, as of the date of any determination thereof, the rental commitments of the Company and its Subsidiaries determined on a consolidated basis, if any, under leases for real and/or personal property
     (net of rental commitments from sub-leases thereof), excluding however, obligations under Financing Leases.

          "Leased Properties":  as defined in subsection
     5.13.

          "Letters of Credit": the collective reference to the Commercial L/Cs and the Standby L/Cs; individually, a "Letter of Credit".

          "Leverage Ratio": as defined in subsection 8.9; provided that for purposes of calculating the Leverage Ratio on any date, the unencumbered (other than Liens permitted pursuant to subsection 8.2(f)) cash and Cash Equivalent balances of the Company and its Subsidiaries on such date shall be deducted from the amount of Consolidated Funded Indebtedness on such date.

          "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien
     (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing, except for the filing of financing statements in connection with Lease Obligations incurred by the Company or its Subsidiaries to the extent that such financing statements relate to the property subject to such Lease Obligations).

          "Loans":  the collective reference to the Swing
     Line Loans, the Term Loans and the Revolving Credit
     Loans; individually, a "Loan".

          "Merger":  as defined in the Recitals hereto.

          "Merger Agreement": as defined in the Recitals hereto.

          "Moody's":  Moody's Investors Service, Inc.

          "Mortgaged Properties": (a) the Real Property designated as "Mortgaged Property" on Schedule 5.13 and
     (b) any fee Real Property covered by a Mortgage delivered pursuant to subsection 7.9(e).

          "Mortgages":  as defined in subsection 7.9(d).

          "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Net Proceeds": the aggregate cash proceeds received by the Company or any Subsidiary in respect of:


               (a)(i) any issuance or borrowing of any
          debt securities or loans by the Company or any Subsidiary other than debt or loans permitted to be incurred or borrowed pursuant to subsection 8.1 or (ii) any issuance of Capital Stock (excluding any such issuance to any Investor or any Affiliate thereof);


               (b) any Asset Sale, excluding (i) any
          net proceeds received upon any condemnation or exercise of rights of eminent domain to the extent the same shall be deemed not to constitute Net Proceeds pursuant to the proviso to subsection 8.5(d) and (ii) any proceeds of insurance received upon any casualty or loss;


               (c) any cash received in respect of
          substantially like-kind exchanges of property to the extent provided in the proviso to subsection 8.5(e); and


               (d) any cash payments received in
          respect of promissory notes delivered to the Company or such Subsidiary in respect of an Asset Sale;

     in each case net of (without duplication) (A) the amount required to repay any Indebtedness (other than the Loans) secured by a Lien on any assets of the Company or a Subsidiary that are collateral for any such debt securities or loans that are sold or otherwise disposed of in connection with such Asset Sale, (B) the reasonable expenses (including legal fees and brokers' and underwriters' commissions, lenders fees or credit enhancement fees, in any case, paid to third parties or, to the extent permitted hereby, Affiliates) incurred in effecting such issuance or sale and (C) any taxes reasonably attributable to such sale and reasonably estimated by the Company or such Subsidiary to be actually payable.

          "Non-Funding Lender":  as defined in subsection
     4.9(c).

          "Notes":  the collective reference to the Swing
     Line Note, the Revolving Credit Notes and the Term Loan
     Notes; each of the Notes, a "Note".

          "Offering Memorandum": the offering memorandum dated June 6, 1997 with respect to the Senior Discount
     Notes and Senior Subordinated Notes.

          "Participants":  as defined in subsection 11.6(b).

          "Participating Lender": any Lender (other than the Issuing Lender) with respect to its L/C
     Participating Interest in each Letter of Credit.

          "Payment Sharing Notice": a written notice from the Company or any Lender informing the Administrative Agent that an Event of Default has occurred and is continuing and directing the Administrative Agent to allocate payments thereafter received from or on behalf of the Company in accordance with the provisions of subsection 4.9.

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

          "Permanent Subordinated Debt": (i) unsecured notes or debentures of the Company, subordinated to the prior payment of the Loans and the other obligations under the Credit Documents, that may be issued by the Company on or after the Closing Date, provided that either (x) such notes or debentures have terms which are as favorable to the Lenders as the terms set forth in the Offering Memorandum and the conditions contained in clauses (i)(y)(c) and (d) of this definition are met or (y)(a) unless otherwise agreed to by the Supermajority Lenders, no part of the principal amount of any such notes or debentures shall have a scheduled maturity date earlier than June 30, 2006, (b) unless otherwise agreed to by the Required Lenders, (I) the subordination provisions of which are as favorable to the Lenders as such provisions set forth in the Offering Memorandum, (II) the terms and conditions thereof (including, without limitation, subordination, covenant and events of default provisions thereof but excluding any call protection provisions) taken as a whole shall be at least as favorable to the Company and the Lenders as such terms and conditions set forth in the Bridge Commitment Letter (or in the Bridge Loan Agreement if entered into by the parties thereto), and
     (III) and the non-default cash interest rate thereon shall not exceed 15% per annum and the total non-default interest rate shall not exceed 17% per annum,
     (c) no covenant contained in this Agreement or any of the other Credit Documents would be violated on the proposed issuance date after giving effect to (I) the issuance of such notes or debentures, (II) the payment of all issuance costs, commissions, discounts, redemption premiums and other fees and charges associated therewith, (III) the use of proceeds thereof and (IV) the redemption, repayment, retirement and repurchase of all Indebtedness of the Company and its Subsidiaries to be redeemed, repaid or repurchased in connection therewith and (d) substantially final drafts of the documentation governing any such notes or debentures, showing the terms thereof, shall have been furnished to the Administrative Agent at least 5 days prior to the date of issuance of such notes or debentures and (ii) unsecured notes or debentures of the Company, subordinated to the prior payment of the Loans and the other obligations under the Credit Documents, that may be issued by the Company to refinance previously issued Permanent Subordinated Debt, provided that (a) unless otherwise agreed to by the Required Lenders, (I) no part of the principal amount of any such notes or debentures shall have a scheduled amortization date earlier then June 30, 2006 and (II) the interest rate and subordination provisions shall be at least as favorable to the Company and the Lenders as such provisions of refinanced Permanent Subordinated Debt and the other terms and conditions thereof (including, without limitation, the covenant and event of default provisions thereof) taken as a whole shall be at least as favorable to the Company and the Lenders as such refinanced Permanent Subordinated Debt and (b) the conditions contained in clauses
     (i)(y)(c) and (d) of this definition shall be met.

          "Permitted Liens": Liens permitted to exist under subsection 8.2.

          "Person":  an individual, partnership,
     corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Pledge Agreements": the collective reference to the Company Pledge Agreement and any pledge agreement from time to time executed and delivered by the Company or any Subsidiary providing for the pledge of the Capital Stock of any Subsidiary pursuant to subsection 7.9.

          "Real Property":  each Fee Property and Leased
     Property listed on Schedule 5.13.

          "Receivables Facility": one or more non-recourse receivables facilities providing for the sale, encumbrance or other disposition, at any time or from time to time, of all or a portion of the accounts receivable of the Company or any of its Subsidiaries, whether existing on the date of this Agreement or hereafter arising.

          "Receivables Facility Assets": accounts receivable and related ancillary rights, including, without limitation, any security interests or guarantees securing the payment of such receivables, of the Company or any of its Subsidiaries, whether existing on the date hereof or hereafter arising, that are sold, encumbered or disposed of at any time or from time to time in connection with a Receivables Facility.

          "Receivables SPV": a special purpose company established by the Company or any of its Subsidiaries and so existing solely for purposes of a Receivables
     Facility.

          "Refunded Swing Line Loans": as defined in subsection 3.4(b).

          "Register":  as defined in subsection 11.6(d).

          "Related Document": any agreement, certificate, document or instrument relating to a Letter of Credit.

          "Reorganization":  with respect to any
     Multiemployer Plan, the condition that such Plan is in reorganization as such term is used in Section 4241 of ERISA.

          "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice is waived under subpart
     B of PBGC Reg. Section 4042.

          "Required Lenders": at a particular time, the holders of at least 51% of the sum of (i) the aggregate unpaid principal amount of the Term Loans, if any, and
     (ii) the Revolving Credit Commitments or, if the Revolving Credit Commitments are terminated, the aggregate unpaid principal amount of the Revolving Credit Loans, and participations in Swing Line Loans and the aggregate amount available to be drawn at such time under all outstanding Letters of Credit and L/C Obligations. The Term Loans and the Revolving Credit Commitments of any Non-Funding Lender shall be disregarded in determining Required Lenders at any time.

          "Requirement of Law": as to any Person, the Articles or Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, order, or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Responsible Officer": with respect to any Person, the president, chief executive officer, the chief operating officer, the chief financial officer, treasurer, controller or any vice president of such Person.

          "Revolving Credit Commitment": as to any Lender, its obligations to make Revolving Credit Loans to the Company pursuant to subsection 3.1 and to purchase its L/C Participating Interest in any Letter of Credit, in an aggregate amount not to exceed the amount set forth under such Lender's name in Schedule I opposite the caption "Revolving Credit Commitment" or in Schedule 1 to the Assignment and Acceptance by which such Lender acquired its Revolving Credit Commitment, as the same may be reduced from time to time pursuant to subsection
     4.3 or 4.4(b) or adjusted pursuant to subsection 11.6(c); collectively, as to all the Lenders, the "Revolving Credit Commitments".

          "Revolving Credit Commitment Percentage": as to any Lender at any time, the percentage of the aggregate
     Revolving Credit Commitments then constituted by such Lender's Revolving Credit Commitment.

          "Revolving Credit Commitment Period": the period from and including the Closing Date to but not including the Revolving Credit Termination Date.

          "Revolving Credit Lender": any Lender with a
     Revolving Credit Commitment.

          "Revolving Credit Loan" and "Revolving Credit
     Loans":   as defined in subsection 3.1(a).

          "Revolving Credit Note":  as defined in subsection
     4.13(e).

          "Revolving Credit Termination Date": the earlier of (a) June 30, 2003 and (b) such other earlier date as the Revolving Credit Commitments shall terminate hereunder.

          "Security Agreements": the collective reference to the Company Security Agreement, the Subsidiary Security Agreement and any security agreement which may from time to time be executed and delivered by a Subsidiary of the Company pursuant to subsection 7.9.

          "Security Documents": the collective reference to the Pledge Agreements, the Security Agreements and the Mortgages.

          "Senior Discount Notes": the senior subordinated discount notes (or any refinancing thereof permitted hereunder) which shall be: (a) issued under the Indenture, dated as of even date herewith between the Company and Harris Trust and Savings Bank, as Trustee;
     (b) not mandatorily redeemable or mandatorily purchasable (except upon the occurrence of a change of control and assets sales (as defined therein) at a purchase price not in excess of the principal amount thereof plus redemption premium, if any, plus accrued and unpaid interest plus liquidated damages, if any) or have any amortization or maturity prior to June 30, 2006; and (c) shall have material terms and conditions as described in the Offering Memorandum.

          "Senior Subordinated Notes": the senior subordinated notes (or any refinancing thereof permitted hereunder) which shall be: (a) issued under the Indenture, dated as of even date herewith between the Company and Harris Trust and Savings Bank, as Trustee; (b) not mandatorily redeemable or mandatorily purchasable (except upon the occurrence of a change of control and assets sales (as defined therein) at a purchase price not in excess of the principal amount thereof plus redemption premium, if any, plus accrued and unpaid interest plus liquidated damages, if any) or have any amortization or maturity prior to June 30, 2006; and (c) shall have material terms and conditions as described in the Offering Memorandum.

          "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer
     Plan.

          "S&P": Standard and Poor's Ratings Services, a division of McGraw-Hill Companies, Inc.

          "Standby L/C": an irrevocable letter of credit under which the Issuing Lender agrees to make payments in Dollars for the account of the Company, on behalf of the Company or any Subsidiary in respect of obligations of the Company or such Subsidiary incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which the Company or such Subsidiary is or proposes to become a party in the ordinary course of the Company's or such Subsidiary's business, including, without limiting the foregoing, for insurance purposes or in respect of advance payments or as bid or performance bonds or for any other purpose for which a standby letter of credit might customarily be issued.

          "Subordinated Debt":  collectively, the Bridge
     Subordinated Debt and the Permanent Subordinated Debt.

          "Subsection 4.11(d)(2) Certificate": as defined in subsection 4.11(d).

          "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. A Subsidiary shall be deemed wholly-owned by a Person who owns directly or indirectly all of the voting shares of stock or other interests of such Subsidiary having voting power under ordinary circumstances to vote for directors or other managers of such corporation, partnership or other entity, except for directors' qualifying shares. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

          "Subsidiary Guarantee": the Subsidiary Guarantee, substantially in the form of Exhibit F, to be made by certain Domestic Subsidiaries of the Company (other than any Receivable SPV) in favor of the Administrative Agent for the ratable benefit of the Lenders, as the same may be amended, modified or supplemented from time to time.

          "Subsidiary Pledge Agreement": the Subsidiary Pledge Agreement, substantially in the form of Exhibit G-2, to be made by certain Domestic Subsidiaries of the Company (other than any Receivable SPV) in favor of the Administrative Agent for the ratable benefit of the Lenders, as the same may be amended, modified or supplemented from time to time.

          "Subsidiary Security Agreement": the Subsidiary Security Agreement, substantially in the form of Exhibit E-2, to be made by certain Domestic Subsidiaries of the Company (other than any Receivables
     SPV) in favor of the Administrative Agent for the ratable benefit of the Lenders, as the same may be amended, modified or supplemented from time to time.

          "Supermajority Lenders": at a particular time, the holders of at least 66-2/3% of the sum of (i) the aggregate unpaid principal amount of the Term Loans, if any, and (ii) the Revolving Credit Commitments or, if the Revolving Credit Commitments are terminated, the aggregate unpaid principal amount of the Revolving Credit Loans, and participations in Swing Line Loans and the aggregate amount available to be drawn at such time under all outstanding Letters of Credit and L/C Obligations. The Term Loans and the Revolving Credit Commitments of any Non-Funding Lender shall be disregarded in determining Supermajority Lenders at any time.

          "Swing Line Commitment": the Swing Line Lender's obligation to make Swing Line Loans pursuant to subsection 3.4.

          "Swing Line Lender": Chase in its capacity as lender of the Swing Line Loans.

          "Swing Line Loan Participation Certificate": a certificate in substantially the form of Exhibit I.

          "Swing Line Loans":  as defined in subsection
     3.4(a).

          "Swing Line Note":  as defined in subsection
     4.13(e).

          "Term Loan" and "Term Loans": as defined in subsection 2.1.

          "Term Loan Commitment": as to any Lender, its obligation to make a Term Loan to the Company pursuant to subsection 2.1 in an aggregate amount not to exceed the amount set forth under such Lender's name in
     Schedule I opposite the caption "Term Loan Commitment" or in Schedule 1 to the Assignment and Acceptance pursuant to which a Lender acquires its Term Loan
     Commitment, as the same may be adjusted pursuant to subsection 11.6(c); collectively, as to all the Lenders, the "Term Loan Commitments".

          "Term Loan Commitment Percentage":  as to any
     Lender at any time, the percentage of the aggregate
     Term Loan Commitments then constituted by such Lender's
     Term Loan Commitment.

          "Term Loan Note":  as defined in subsection
     4.13(e).

          "Transferee":  as defined in subsection 11.6(f).

          "Type": as to any Loan, its nature as an Alternate Base Rate Loan or Eurodollar Loan.

          "Uniform Customs":  the Uniform Customs and
     Practice for Documentary Credits (1993 Revision),
     International Chamber of Commerce Publication No. 500, and any amendments thereof.

          "United States":  the United States of America.

          "1996 Form 10-K": the annual report on Form 10-K of the Company filed with the Securities and Exchange
     Commission on March 20, 1997.


          1.2  Other Definitional Provisions.  (a)
Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, any other Credit Document or any certificate or other document made or delivered pursuant hereto.


               (b) As used herein and in the Notes, any other Credit Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent there are any changes in GAAP from the date of this Agreement, the financial covenants set forth herein at the option of the Company will either (i) continue to be determined in accordance with GAAP in effect on the Closing Date, as applicable, or (ii) be adjusted or reset to reflect such changes in GAAP, such adjustments or resets to be mutually agreed to by the Company and the Administrative Agent.


               (c) The words "hereof", "herein" and
     "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.


               (d) The meanings given to terms defined
     herein shall be equally applicable to the singular and plural forms of such terms.



          SECTION 2. TERM LOANS


          2.1  Term Loans.  Subject to the terms and
conditions hereof, each Lender severally agrees to make a loan in Dollars (individually, a "Term Loan"; and collectively, the "Term Loans") to the Company on the Closing Date, in an aggregate principal amount equal to such Lender's Term Loan Commitment.


          2.2  Repayment of Term Loans.  The Company
shall repay the Term Loans as provided in subsection
4.4(c).


          2.3  Use of Proceeds.  The proceeds of the
Term Loans shall be used (a) to finance a portion of the cash consideration payable in the Merger and other payments pursuant to the Merger Agreement and to pay fees, expenses and financing costs in connection therewith, and (b) to refinance certain of the existing
Indebtedness of the Company and its Subsidiaries.



          SECTION 3. AMOUNT AND TERMS OF REVOLVING
                  CREDIT COMMITMENTS


          3.1  Revolving Credit Commitments.  (a)
Subject to the terms and conditions hereof, each Lender severally agrees to the extent of its Revolving Credit
Commitment to extend credit to the Company from time to time on any Borrowing Date during the Revolving Credit
Commitment Period (i) by purchasing an L/C
Participating Interest in each Letter of Credit issued by the Issuing Lender and (ii) by making loans in Dollars (individually, such a Loan is a "Revolving
Credit Loan", and collectively such Loans are the "Revolving Credit Loans") to the Company from time to time. Notwithstanding the above, in no event shall any Revolving Credit Loans be made, or Letter of Credit be issued, if the aggregate amount of the Revolving Credit
Loans to be made or Letter of Credit to be issued would, after giving effect to the use of proceeds, if any, thereof, exceed the aggregate Available Revolving
Credit Commitments nor shall any Letter of Credit be issued if after giving effect thereto the sum of the undrawn amount of all outstanding Letters of Credit and the amount of all L/C Obligations would exceed
$25,000,000.  During the Revolving Credit Commitment
Period, the Company may use the Revolving Credit
Commitments by borrowing, prepaying the Revolving
Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, and/or by having the Issuing Lender issue Letters of Credit, having such Letters of Credit expire undrawn upon or if drawn upon, reimbursing the Issuing Lender for such drawing, and having the Issuing Lender issue new Letters of Credit.


               (b) Each borrowing of Revolving Credit
     Loans pursuant to the Revolving Credit Commitments shall be in an aggregate principal amount of the lesser of (i) $1,000,000 or a whole multiple of $100,000 in excess thereof in the case of Alternate Base Rate Loans, and $2,000,000 or a whole multiple of $1,000,000 in excess thereof, in the case of Eurodollar Loans and (ii) the Available Revolving Credit Commitments, except that any borrowing of Revolving Credit Loans to be used solely to pay a like amount of Swing Line
     Loans may be in the aggregate principal amount of such Swing Line Loans.


          3.2  Commitment Fee.  The Company agrees to
pay to the Administrative Agent for the account of each Lender (other than any Non-Funding Lender) a commitment fee from and including the Closing Date to and including the Revolving Credit Termination Date computed at the applicable rate (on each Adjustment
Date pursuant to the guidelines set forth in the definition of Applicable Margin) per annum set forth on
Schedule II on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made (whether or not the Company shall have satisfied the applicable conditions to borrow or for the issuance of a Letter of Credit set forth in Section 6); provided that from the Closing Date until the first Adjustment Date the commitment fee shall be 0.50% per annum. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the later of (x) the first such date to occur on or following the Closing Date (or, if earlier, the Revolving Credit Termination Date) or (y) September
30, 1997.


          3.3  Proceeds of Revolving Credit Loans.  The
Company shall use the proceeds of Revolving Credit
Loans (a) as set forth in subsection 2.3, (b) for working capital purposes of the Company and its Subsidiaries and (c) to finance acquisitions permitted by subsection 8.6(g).


          3.4  Swing Line Commitment.  (a)  Subject to
the terms and conditions hereof, the Swing Line Lender agrees, so long as the Administrative Agent has not received notice that an Event of Default has occurred and is continuing, to make swing line loans
(individually, a "Swing Line Loan"; collectively, the
"Swing Line Loans") to the Company from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $10,000,000, provided that no Swing Line
Loan may be made if the aggregate principal amount of the Swing Line Loans to be made would exceed the aggregate Available Revolving Credit Commitments at such time. Amounts borrowed by the Company under this subsection 3.4 may be repaid and, through but excluding the Revolving Credit Termination Date, reborrowed. All
Swing Line Loans shall be made as Alternate Base Rate
Loans and shall not be entitled to be converted into Eurodollar Loans. The Company shall give the Swing
Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 3:00 p.m., New York City time) on the requested Borrowing Date specifying the amount of each requested Swing Line
Loan, which shall be in an aggregate minimum amount of $250,000 or a whole multiple of $100,000 in excess thereof. The proceeds of each Swing Line Loan will be made available by the Swing Line Lender to the Company by crediting the account of the Company at the office of the Swing Line Lender with such proceeds. The proceeds of Swing Line Loans may be used solely for the purposes referred to in subsection 3.3.


               (b) The Swing Line Lender at any time in its sole and absolute discretion may, and on the fifteenth day (or if such day is not a Business
     Day, the next Business Day) and last Business Day of each month shall, on behalf of the Company
     (which hereby irrevocably directs the Swing Line
     Lender to act on its behalf) request each Revolving Credit Lender, including the Swing Line
     Lender, to make a Revolving Credit Loan in an amount equal to such Lender's Revolving Credit
     Commitment Percentage of the amount of the Swing
     Line Loans (the "Refunded Swing Line Loans") outstanding on the date such notice is given.
     Unless any of the events described in paragraph
     (f) of Section 9 shall have occurred (in which event the procedures of paragraph (c) of this subsection 3.4 shall apply) each such Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Line Lender for the account of the Swing Line Lender at the office of the Swing Line Lender specified in subsection 11.2 (or such other location as the Swing Line Lender may direct) prior to 12:00 noon (New York City time) in funds immediately available on the Business Day next succeeding the date such notice is given.
     The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing
     Line Loans.


               (c) If prior to the making of a
     Revolving Credit Loan pursuant to paragraph (b) of this subsection 3.4 one of the events described in paragraph (f) of Section 9 shall have occurred, each Revolving Credit Lender will, on the date such Loan was to have been made, purchase an undivided participating interest in the Refunded
     Swing Line Loan in an amount equal to its Revolving Credit Commitment Percentage of such
     Refunded Swing Line Loan. Each such Lender will immediately transfer to the Swing Line Lender in immediately available funds, the amount of its participation and upon receipt thereof the Swing
     Line Lender will deliver to such Lender a Swing
     Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.


               (d) Whenever, at any time after the
     Swing Line Lender has received from any Revolving
     Credit Lender such Lender's participating interest in a Refunded Swing Line Loan, the Swing Line
     Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Lender its participating interest in such amount
     (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded) in like funds as received;
     provided that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing
     Line Lender any portion thereof previously distributed by the Swing Line Lender to it in like funds as such payment is required to be returned by the Swing Line Lender.


               (e) The obligation of each Revolving
     Credit Lender to purchase participating interests pursuant to subsection 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company; (iv) any breach of this Agreement by the Company or any other Lender; or
     (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.


          3.5  Issuance of Letters of Credit.  (a)  The
Company may from time to time request the Issuing
Lender to issue a Standby L/C or a Commercial L/C by delivering to the Administrative Agent at its address specified in subsection 11.2 a letter of credit application in the Issuing Lender's then customary form
(the "L/C Application") completed to the satisfaction of the Issuing Lender, together with the proposed form of such Letter of Credit (which shall comply with the applicable requirements of paragraph (b) below) and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request; provided that if the Issuing Lender informs the Company that it is for any reason unable to open such Letter of Credit, the Company may request any Lender to open such Letter of Credit upon the same terms offered to the Issuing Lender and each reference to the Issuing Lender for purposes of subsections 3.5 through 3.14, 6.1 and 6.2 shall be deemed to be a reference to such issuing Lender. The letters of credit identified on Schedule 3.5 shall at all times on and after the Closing Date be deemed to be a "Letter of Credit" or "Letters of Credit" for all purposes of this Agreement and the other Loan Documents.


               (b) Each Standby L/C and Commercial L/C
     issued hereunder shall, among other things, (i) be in such form requested by the Company as shall be acceptable to the Issuing Lender in its sole discretion and (ii) have an expiry date occurring not later than 365 days after the date of issuance of such Letter of Credit and may be automatically renewed on its expiry date for an additional period equal to the initial term, but in no case shall any Letter of Credit have an expiry date occurring later than the Revolving Credit
     Termination Date.  Each L/C Application and each
     Letter of Credit shall be subject to the Uniform
     Customs and, to the extent not inconsistent therewith, the laws of the State of New York.


          3.6  Participating Interests.  Effective in
the case of each Standby L/C and Commercial L/C (if applicable) as of the date of the opening thereof, the Issuing Lender agrees to allot and does allot, to itself and each other Revolving Credit Lender, and each such Lender severally and irrevocably agrees to take and does take in such Letter of Credit and the related
L/C Application (if applicable), an L/C Participating
Interest in a percentage equal to such Lender's
Revolving Credit Commitment Percentage.


          3.7  Procedure for Opening Letters of Credit.
The Issuing Lender will notify each Lender after the end of each calendar month of any L/C Applications received by the Issuing Lender from the Company during such month. Upon receipt of any L/C Application from the Company, the Issuing Lender will process such L/C
Application, and the other certificates, documents and other papers delivered to the Issuing Lender in connection therewith, in accordance with its customary procedures and, subject to the terms and conditions hereof, shall promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the Company and, after the end of the calendar month in which such Letter of Credit was opened, to the other
Lenders, provided that no such Letter of Credit shall be issued if subsection 3.1 would be violated thereby.


          3.8  Payments in Respect of Letters of
Credit. (a) The Company agrees forthwith upon demand by the Issuing Lender and otherwise in accordance with the terms of the L/C Application relating thereto, (i) to reimburse the Issuing Lender for any payment made by the Issuing Lender under any Letter of Credit issued for the account of the Company and (ii) to pay interest on any unreimbursed portion of any such payment from the date of such payment until reimbursement in full thereof at a rate per annum equal to (A) on or prior to the date which is one Business Day after the day on which the Issuing Lender demands reimbursement from the Company for such payment, the Alternate Base Rate plus the Applicable Margin for the Revolving Credit Loans and (B) thereafter, the Alternate Base Rate plus the Applicable Margin for the Revolving Credit Loans plus
2%.


               (b) In the event that the Issuing Lender makes a payment under any Letter of Credit and is not reimbursed in full therefor forthwith upon demand of the Issuing Lender, and otherwise in accordance with the terms of the L/C Application relating to such Letter of Credit, the Issuing
     Lender will promptly notify each other Revolving
     Credit Lender. Forthwith upon its receipt of any such notice, each such other Lender will transfer to the Issuing Lender, in immediately available funds, an amount equal to such other Lender's pro rata share (based on its Revolving Credit
     Commitment) of the L/C Obligation arising from such unreimbursed payment. Promptly, upon its receipt from such other Lender of such amount, the Issuing Lender will complete, execute and deliver to such other Lender an L/C Participation
     Certificate dated the date of such receipt and in such amount.


               (c) Whenever, at any time after the
     Issuing Lender has made a payment under any Letter of Credit and has received from any other
     Revolving Credit Lender such other Lender's pro rata share of the L/C Obligation arising therefrom, the Issuing Lender receives any reimbursement on account of such L/C Obligation or any payment of interest on account thereof, the Issuing Lender will promptly distribute to such other Lender its pro rata share thereof in like funds as received; provided that in the event that the receipt by the Issuing Lender of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it in like funds as such reimbursement or payment is required to be returned by the Issuing Lender.


          3.9  Letter of Credit Fees.  (a)  In lieu of
any letter of credit commissions and fees provided for in any L/C Application relating to Standby or Commercial L/Cs (other than standard issuance, amendment and negotiation fees), the Company agrees to pay the Administrative Agent, for the account of the Issuing Lender and the Participating Lenders, with respect to each Standby or Commercial L/C issued for the account of the Company, a Standby or Commercial L/C fee, as the case may be, equal to the Applicable Margin for Revolving Credit Loans which are Eurodollar Loans per annum (of which the Issuing Lender shall retain for its own account, as the issuing bank and not on account of its L/C Participating Interest therein, 1/4 of 1% per annum) on the daily average amount available to be drawn under each Standby L/C in the case of a Standby
L/C and on the maximum face amount of each Commercial
L/C in the case of a Commercial L/C, in either case, payable, in arrears, on the last day of each fiscal quarter of the Company. The Administrative Agent will disburse any Standby or Commercial L/C fees received pursuant to this subsection 3.9(a) to the respective
Lenders promptly following the receipt of any such fees in the case of a Standby L/C and, in the case of a Commercial L/C, following the end of the calendar month in which such Commercial L/C fees were received.
Notwithstanding the foregoing, the Company agrees to pay standard issuance, amendment and negotiation fees to the Issuing Lender.


               (b) For purposes of any payment of fees
     required pursuant to this subsection 3.9, the Administrative Agent agrees to provide to the Company a statement of any such fees to be so paid; provided that the failure by the Administrative Agent to provide the Company with any such invoice shall not relieve the Company of its obligation to pay such fees.


          3.10  Letter of Credit Reserves.  (a)  If any
Change in Law shall either (i) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding this Agreement (with respect to Letters of Credit) or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost of the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be the result of the Issuing Lender's reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by the Issuing Lender, the Company shall immediately pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the rate applicable to Alternate Base Rate Loans pursuant to subsection 4.5(b). The Company shall not be required to make any payments to the Issuing Lender for any additional amounts pursuant to this subsection 3.10(a) unless the Issuing Lender has given written notice to the Company of its intent to request such payments prior to or within 60 days after the date on which the Issuing Lender became entitled to claim such amounts.
A certificate, setting forth in reasonable detail the calculation of the amounts involved, submitted by the Issuing Lender to the Company concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

               (b) In the event that any Change in Law
     with respect to the Issuing Lender shall, in the opinion of the Issuing Lender, require that any obligation under any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by the Issuing Lender or any corporation controlling the Issuing Lender, and such Change in Law shall have the effect of reducing the rate of return on the Issuing
     Lender's or such corporation's capital, as the case may be, as a consequence of the Issuing
     Lender's obligations under such Letter of Credit to a level below that which the Issuing Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account the Issuing Lender's or such corporation's policies, as the case may be, with respect to capital adequacy) by an amount deemed by the Issuing Lender to be material, then from time to time following notice by the Issuing Lender to the Company of such Change in Law, within 15 days after demand by the Issuing Lender, the Company shall pay to the Issuing Lender such additional amount or amounts as will compensate the Issuing
     Lender or such corporation, as the case may be, for such reduction. The Issuing Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) or (b) of this subsection 3.10 with respect to the Issuing
     Lender, it will, if requested by the Company and to the extent permitted by law or by the relevant
     Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event;
     provided that such avoidance or minimization can be made in such a manner that the Issuing Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. The Company shall not be required to make any payments to the Issuing Lender for any additional amounts pursuant to this subsection 3.10(b) unless the Issuing
     Lender has given written notice to the Company of its intent to request such payments prior to or within 60 days after the date on which the Issuing
     Lender became entitled to claim such amounts. A certificate, in reasonable detail setting forth the calculation of the amounts involved, submitted by the Issuing Lender to the Company concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.


               (c) The Company and each Participating
     Lender agree that the provisions of the foregoing paragraphs (a) and (b) shall apply equally to each Participating Lender in respect of its L/C
     Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Lender or, in the case of paragraph
     (b), any corporation controlling such
     Participating Lender.


          3.11  Further Assurances.  The Company hereby
agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Lender more fully to effect the purposes of this Agreement and the issuance of Letters of Credit hereunder.


          3.12  Obligations Absolute.  The payment
obligations of the Company under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:


               (i) the existence of any claim, set-off, defense or other right which the Company or any of its Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, the Administrative Agent or any Lender, or any other Person, whether in connection with this Agreement, any Credit
     Document, the transactions contemplated herein, or any unrelated transaction;


               (ii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid or any statement therein being untrue or inaccurate in any respect;


               (iii) payment by the Issuing Lender
     under any Letter of Credit against presentation of a draft or certificate or other document which does not comply with the terms of such Letter of Credit or is insufficient in any respect, except where such payment constitutes gross negligence or willful misconduct on the part of the Issuing
     Lender; or


               (iv) any other circumstances or
     happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or willful misconduct on the part of the Issuing Lender.


          3.13  Assignments.  No Participating Lender's
participation in any Letter of Credit or any of its rights or duties hereunder shall be subdivided, assigned or transferred (other than in connection with a transfer of part or all of such Participating
Lender's Revolving Credit Commitment in accordance with subsection 11.6(c)) without the prior written consent of the Issuing Lender, which consent will not be unreasonably withheld. Such consent may be given or withheld without the consent or agreement of any other
Participating Lender. Notwithstanding the foregoing, a Participating Lender may subparticipate its L/C
Participating Interest without obtaining the prior written consent of the Issuing Lender.


          3.14  Participations.  The obligation of each
Revolving Credit Lender to purchase participating interests pursuant to subsection 3.6 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing
Lender, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company; (iv) any breach of this Agreement by the Company or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.



          SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS


          4.1  Procedure for Borrowing.  (a)  The
Company may borrow under the Commitments on any Business Day, provided that, with respect to any borrowing, the Company shall give the Administrative
Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 noon (or, with respect to Swing Line Loans, 3:00 p.m.), New York
City time, (i) three Business Days prior to the requested Borrowing Date if all or any part of the Loans are to be Eurodollar Loans and (ii) one Business
Day prior to the requested Borrowing Date (or, in the case of Swing Line Loans and, if the Closing Date occurs on the date this Agreement is executed and delivered, Loans made on the Closing Date, on the requested Borrowing Date) if the borrowing is to be solely of Alternate Base Rate Loans) and specifying (A) the amount of the borrowing, (B) whether such Loans are initially to be Eurodollar Loans or Alternate Base Rate
Loans or a combination thereof, (C) if the borrowing is to be entirely or partly Eurodollar Loans, the length of the Interest Period for such Eurodollar Loans and
(D) whether the Loan is a Term Loan, a Swing Line Loan or a Revolving Credit Loan. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender. Not later than 12:00 noon, New York City time, on the Borrowing Date specified in such notice, each Lender shall make available to the Administrative
Agent at the office of the Administrative Agent specified in subsection 11.2 (or at such other location as the Administrative Agent may direct) an amount in immediately available funds equal to the amount of the Loan to be made by such Lender (except that proceeds of Swing Line Loans will be made available to the Company in accordance with subsection 3.4(a)). Loan proceeds received by the Administrative Agent hereunder shall promptly be made available to the Company by the Administrative Agent's crediting the account of the Company, at the office of the Administrative Agent specified in subsection 11.2, with the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent.


               (b) Any borrowing of Eurodollar Loans
     hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of all Eurodollar Loans having the same Interest
     Period shall not be less than $2,000,000 or a whole multiple of $1,000,000 in excess thereof and
     (ii) no more than sixteen Interest Periods shall be in effect at any one time.


          4.2  Conversion and Continuation Options.
(a) Subject to subsection 4.12, the Company may elect from time to time to convert Eurodollar Loans into Alternate Base Rate Loans by giving the Administrative
Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 noon, New York City time, at least three Business Days prior to the proposed conversion date. The Company may elect from time to time to convert all or a portion of the Alternate Base Rate Loans (other than Swing Line
Loans) then outstanding to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 noon, New York City time, at least three
Business Days prior to the proposed conversion date, specifying the Interest Period selected therefor, and, if no Default or Event of Default has occurred and is continuing, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day, on the next succeeding Business Day. Upon receipt of any notice pursuant to this subsection 4.2, the Administrative
Agent shall promptly notify each Lender thereof. All or any part of the outstanding Loans (other than Swing
Line Loans) may be converted as provided herein, provided that partial conversions of Alternate Base
Loans shall be in the aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof and the aggregate principal amount of the resulting Eurodollar Loans outstanding in respect of any one Interest Period shall be at least $2,000,000 or a whole multiple of $1,000,000 in excess thereof.


               (b) Any Eurodollar Loans may be
     continued as such upon the expiration of the then current Interest Period with respect thereto by the Company giving notice to the Administrative
     Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next
     Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have, by written notice to the Company, determined that such a continuation is not appropriate, (ii) if, after giving effect thereto, subsection 4.1(b) would be contravened or
     (iii) after the date that is one month prior to the Revolving Credit Termination Date (in the case of continuations of Revolving Credit Loans) or the final Installment Payment Date of the Term Loans.


          4.3  Changes of Commitment Amounts.  (a)  The
Company shall have the right, upon not less than three
Business Days' notice to the Administrative Agent, to terminate or from time to time to permanently reduce the Revolving Credit Commitments, subject to the provisions of this subsection 4.3. To the extent, if any, that the sum of the amount of the Revolving Credit
Loans, Swing Line Loans and L/C Obligations then outstanding and the amounts available to be drawn under outstanding Letters of Credit exceeds the amount of the Revolving Credit Commitments as then reduced, the Company shall be required to make a prepayment equal to such excess amount, the proceeds of which shall be applied, first, to payment of the Swing Line Loans then outstanding, second, to payment of the Revolving Credit
Loans then outstanding, third, to payment of any L/C
Obligations then outstanding, and fourth, to cash collateralize any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative
Agent.  Any such termination of the Revolving Credit
Commitments shall be accompanied by prepayment in full of the Revolving Credit Loans, Swing Line Loans and L/C
Obligations then outstanding and by cash collateralization of any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative
Agent.  Upon termination of the Revolving Credit
Commitments, any Letter of Credit then outstanding that has been so cash collateralized shall no longer be considered a "Letter of Credit" as defined in subsection 1.1 and any L/C Participating Interests heretofore granted by the Issuing Lender to the Lenders in such Letter of Credit shall be deemed terminated
(subject to automatic reinstatement in the event that such cash collateral is returned and the Issuing Lender is not fully reimbursed for any such L/C Obligations) but the Letter of Credit fees payable under subsection
3.9 shall continue to accrue to the Issuing Lender and the Participating Lenders (or, in the event of any such automatic reinstatement, as provided in subsection 3.9) with respect to such Letter of Credit until the expiry thereof (provided that in lieu of paying a Standby or Commercial L/C fee, as the case may be, equal to the Applicable Margin for Revolving Credit Loans which are
Eurodollar Loans per annum, the Company shall pay to the Administrative Agent an amount equal to .25% per annum).


               (b) In the case of termination of the
     Revolving Credit Commitments, interest accrued on the amount of any prepayment relating thereto and any unpaid commitment fee accrued hereunder shall be paid on the date of such termination. Any such partial reduction of the Revolving Credit
     Commitments shall be in an amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof and shall, in each case, reduce permanently the amount of the Revolving Credit Commitments then in effect.


          4.4  Optional and Mandatory Prepayments;
Repayments of Term Loans.  (a)  Subject to subsection
4.12, the Company may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, by irrevocable notice to the Administrative
Agent by 10:00 a.m., New York City time, on the same
Business Day (or, in the case of Swing Line Loans, by irrevocable notice to the Administrative Agent by 12:00 noon, New York City time, on the same Business Day) in the case of Alternate Base Rate Loans, and three
Business Days' irrevocable notice to the Administrative
Agent in the case of Eurodollar Loans, specifying the date and amount of prepayment and whether the prepayment is of Revolving Credit Loans or Term Loans.
Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Company shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Partial prepayments (i) of Term Loans shall be in an aggregate principal amount equal to the lesser of (A) (I) $2,000,000, or a whole multiple of $1,000,000 in excess thereof with respect to Eurodollar
Loans or (II) $1,000,000, or a whole multiple of $100,000 in excess thereof with respect to Alternate
Base Rate Loans and (B) the aggregate unpaid principal amount of the Term Loans, and (ii) of Revolving Credit
Loans shall be in an aggregate principal amount equal to the lesser of (A) (I) $2,000,000, or a whole multiple of $1,000,000 in excess thereof with respect to Eurodollar Loans or (II) $1,000,000 or a whole multiple of $100,000 in excess thereof with respect to Alternate Base Rate Loans and (B) the aggregate unpaid principal amount of the Revolving Credit Loans, as the case may be. Prepayments of the Term Loans pursuant to this subsection 4.4(a) shall be applied, first, to any installment due to be paid within three months of such prepayment and, second, to the remaining installments thereof ratably according to the amounts of such installments.


               (b)(i)  So long as any Term Loans are
     outstanding, if, subsequent to the Closing Date, the Company or any of its Subsidiaries shall issue any Capital Stock, 50% of the Net Proceeds thereof
     (excluding amounts provided by the Investors or their Affiliates or by management employees of such issuer) shall be promptly applied toward the prepayment of the Term Loans (applied to the remaining installments thereof ratably according to the outstanding principal amounts thereof until paid in full); provided that Net Proceeds of such issuance shall be deemed to be Net Proceeds of such issuance for purposes of this subsection
     4.4(b)(i) only after deducting therefrom the redemption of up to 35% of the Permanent
     Subordinated Debt under the "equity clawback" provisions and the payment of any premium or penalties or accrued interest with respect thereto.


                         (ii) If, subsequent to the
          Closing Date, the Company or any of its
          Subsidiaries shall incur or permit the
          incurrence of any Indebtedness (other than Indebtedness permitted pursuant to subsection
          8.1) 100% of the Net Proceeds thereof shall be promptly applied toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in clause (v) of this subsection 4.4(b).


                         (iii) If, subsequent to the
          Closing Date, the Company or any of its
          Subsidiaries shall receive Net Proceeds from any Asset Sale, such Net Proceeds shall be promptly applied toward the prepayment of the Term Loans and the reduction of the Revolving
          Credit Commitments as set forth in clause (v) of this subsection 4.4(b); provided that such Net Proceeds need not be applied to the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments until the earlier of the date that the aggregate amount of Net Proceeds received by the Company or any of its Subsidiaries from any Asset Sales exceeds $2,000,000 (and has not yet been applied to the prepayment of the Term Loans and the reduction of the Revolving
          Credit Commitments hereunder) and the date which is six months after the last application of Net Proceeds pursuant to this subsection 4.4(b)(iii).


                         (iv) If for any fiscal year
          commencing with its fiscal year ending
          December 31, 1998, there shall be Excess Cash
          Flow for such fiscal year, 50% of such Excess
          Cash Flow shall be applied toward prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in clause (v) of this subsection 4.4(b). Each such prepayment shall be made not later than 120 days after the end of such fiscal year.

                         (v) Prepayments made pursuant
          to subsections 4.4(b)(ii), (iii) or (iv) shall be applied by the Company, first, to the prepayment of the Term Loans (applied to the remaining installments thereof ratably according to the outstanding principal amounts thereof until paid in full) and, second, to reduce permanently the Revolving
          Credit Commitments. Any such reduction of the Revolving Credit Commitments shall be accompanied by prepayment of, first, the Swing Line Loans, second, the Revolving
          Credit Loans and, third, the L/C Obligations to the extent, if any, that the sum of the aggregate outstanding principal amount of
          Revolving Credit Loans, the aggregate
          outstanding principal amount of all Swing
          Line Loans, the aggregate amount available to be drawn under all outstanding Letters of Credit and the aggregate outstanding amount of all L/C Obligations, in each case of all Lenders, exceeds the amount of the aggregate
          Revolving Credit Commitments as so reduced, provided that if the aggregate principal amount of Revolving Credit Loans, Swing Line
          Loans and L/C Obligations then outstanding is less than the amount of such excess (because
          Letters of Credit constitute a portion
          thereof), the Company shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established for the benefit of the Lenders.


                         (vi) The Company shall give
          the Administrative Agent (which shall
          promptly notify each Lender) at least one
          Business Day's notice of each prepayment or mandatory reduction pursuant to this subsection 4.4(b) setting forth the date and amount thereof. Except as otherwise may be agreed by the Company and the Required
          Lenders, and subject to Subsection 4.4(b)(v), any prepayment of Loans pursuant to this subsection 4.4 shall be applied, first, to any Alternate Base Rate Loans then outstanding and the balance of such prepayment, if any, to the Eurodollar Loans then outstanding; provided that prepayments of Eurodollar Loans, if not on the last day of the Interest Period with respect thereto, shall, at the Company's option, be prepaid subject to the provisions of subsection 4.12 or the amount of such prepayment (after application to any Alternate Base Rate Loans) shall be deposited with the Administrative
          Agent as cash collateral for the Loans on terms reasonably satisfactory to the
          Administrative Agent and thereafter shall be applied in the order of the Interest Periods next ending most closely to the date such prepayment is required to be made and on the last day of each such Interest Period. After such application, unless an Event of Default shall have occurred and be continuing, any remaining interest earned on such cash collateral shall be paid to the Company.


               (c) The Term Loans shall be repaid in
     twenty-one installments on the dates set forth below (each such day, an "Installment Payment
     Date"), commencing on December 31, 1997 in an aggregate amount equal to the amount specified for each such Installment Payment Date.

          Installment Payment Date   Installment Amount
          December 31, 1997           $     500,000
          June 30, 1998                     500,000
          December 31, 1998                 500,000
          June 30, 1999                     500,000
          December 31, 1999                 500,000
          June 30, 2000                     500,000
          December 31, 2000                 500,000
          June 30, 2001                     500,000
          December 31, 2001                 500,000
          June 30, 2002                     500,000
          December 31, 2002               9,500,000
          March 31, 2003                  9,500,000
          June 30, 2003                   9,500,000
          September 30, 2003              9,500,000
          December 31, 2003              15,000,000
          March 31, 2004                 15,000,000
          June 30, 2004                  15,000,000
          September 30, 2004             15,000,000
          December 31, 2004              18,000,000
          March 31, 2005                 18,000,000
          June 30, 2005                  36,000,000

Amounts repaid on account of the Term Loans pursuant to this subsection 4.4 or otherwise may not be reborrowed. Accrued interest on the amount of any prepayments shall be paid on the Interest Payment Date next succeeding the date of any partial prepayment and on the date on such prepayment in the case of a prepayment in full of the Term Loans.


          4.5  Interest Rates and Payment Dates.  (a)
Eurodollar Loans shall bear interest for each day during each Interest Period applicable thereto, commencing on (and including) the first day of such Interest Period to, but excluding, the last day of such Interest Period, on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable
Margin.


               (b) Alternate Base Rate Loans shall bear interest for the period from and including the date such Loans are made to, but excluding, the maturity date thereof, or to, but excluding, the conversion date if such Loans are earlier converted into Eurodollar Loans on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate plus the Applicable
     Margin.


               (c) If all or a portion of (i) the
     principal amount of any of the Loans or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) such Loan, if a Eurodollar Loan, shall be converted into an Alternate Base Rate Loan at the end of the then-current Interest Period for said Eurodollar
     Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection
     4.2), and any such overdue amount shall, without limiting the rights of the Lenders under Section
     9, bear interest (which shall be payable on demand) at a rate per annum which is 2% plus the Alternate Base Rate plus the Applicable Margin
     (or, in the case of a Eurodollar Loan, the Eurodollar Rate for the Interest Period plus the Applicable Margin plus 2%, if higher) from the date of such non-payment until paid in full (as well after as before judgment).


               (d) Except as otherwise expressly
     provided for in this subsection 4.5, interest shall be payable in arrears on each Interest
     Payment Date.


          4.6 Computation of Interest and Fees.  (a)
Interest in respect of Alternate Base Rate Loans, at any time that the Alternate Base Rate is determined by reference to the Prime Rate, and all fees hereunder shall be calculated on the basis of a 365 (or 366 as the case may be) day year for the actual days elapsed.
Interest in respect of Eurodollar Loans and in respect of Alternate Base Rate Loans at any time that the Alternate Base Rate is determined by reference to the Base CD Rate or the Federal Funds Effective Rate shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve
Requirements shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced or such change in the Eurocurrency Reserve Requirements becomes effective, as the case may be. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change.


               (b) Each determination of an interest
     rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Administrative
     Agent shall, at the request of the Company or any Lender, deliver to the Company or such Lender a statement showing the quotations used by the Administrative Agent in determining the Eurodollar
     Rate.


          4.7 Certain Fees. The Company agrees to pay to the Administrative Agent, for its own account, a non-refundable agent's fee in an amount previously agreed to with the Administrative Agent, payable in advance on the Closing Date and on the first day of each fiscal year of the Company thereafter.


          4.8  Inability to Determine Interest Rate.
In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that (a) by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest
Period with respect to (i) proposed Loans that the Company has requested be made as Eurodollar Loans, (ii) any Eurodollar Loans that will result from the requested conversion of all or part of the Alternate
Base Rate Loans into Eurodollar Loans or (iii) the continuation of any Eurodollar Loan as such for an additional Interest Period, or (b) dollar deposits in the relevant amount and for the relevant period with respect to any such Eurodollar Loan are not generally available to the Lenders in their respective Eurodollar
Lending Offices' interbank eurodollar markets, the Administrative Agent shall forthwith give telecopy notice of such determination, confirmed in writing, to the Company and the Lenders at least one day prior to, as the case may be, the requested Borrowing Date, the conversion date or the last day of such Interest
Period.  If such notice is given (i) any requested
Eurodollar Loans shall be made as Alternate Base Rate
Loans, (ii) any Alternate Base Rate Loans that were to have been converted to Eurodollar Loans shall be continued as Alternate Base Rate Loans, and (iii) any outstanding Eurodollar Loans shall be converted on the last day of the then current Interest Period applicable thereto into Alternate Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made and no Alternate Base Rate Loans shall be converted to Eurodollar Loans.


          4.9  Pro Rata Treatment and Payments.  (a)
Except to the extent otherwise provided herein, each borrowing of Loans by the Company from the Lenders and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the relevant Commitment Percentages of the Lenders with respect to the Loans borrowed or the Commitments to be reduced.


               (b) Whenever any payment received by the Administrative Agent under this Agreement or any Note or any other Credit Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement:


               (i) If the Administrative Agent has not
     received a Payment Sharing Notice (or, if the Administrative Agent has received a Payment
     Sharing Notice but the Event of Default specified in such Payment Sharing Notice has been cured or waived in accordance with the provisions of this Agreement), such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to the Administrative
     Agent under and in connection with this Agreement and the other Credit Documents; second, to the payment of all expenses due and payable under subsection 11.5, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of fees due and payable under subsections
     3.2 and 3.9, ratably among the Lenders in accordance with the Commitment Percentage of each Lender of the Commitment for which such payment is owed and, in the case of the Issuing Lender, the amount retained by the Issuing Lender for its own account pursuant to subsection 3.9; fourth, to the payment of interest then due and payable on the Loans and the L/C Obligations ratably in accordance with the aggregate amount of interest owed to each such Lender; and fifth, to the payment of the principal amount of the Loans and the L/C Obligations which is then due and payable ratably among the Lenders in accordance with the aggregate principal amount owed to each such Lender; or


               (ii) If the Administrative Agent has
     received a Payment Sharing Notice which remains in effect, all payments received by the Administrative Agent under this Agreement or any Note shall be distributed by the Administrative
     Agent and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of all amounts described in clauses
     "first" through "third" of the foregoing clause
     (i) in the order set forth therein; second, to the payment of the interest accrued on all Loans and L/C Obligations, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate accrued interest plus the aggregate principal amount of all Loans and L/C Obligations then due and payable and owed to such Lender; and third, to the payment of the principal amount of all Loans and L/C
     Obligations, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate principal amount owed to such Lender.


               (c) If any Lender (a "Non-Funding
     Lender") has (x) failed to make a Revolving Credit
     Loan required to be made by it hereunder, and the Administrative Agent has determined that such Lender is not likely to make such Revolving Credit
     Loan or (y) given notice to the Company or the Administrative Agent that it will not make, or that it has disaffirmed or repudiated any obligation to make, any Revolving Credit Loan, in each case by reason of the provisions of the Financial Institutions Reform, Recovery and
     Enforcement Act of 1989, as amended, or otherwise,
     (i) any payment made on account of the principal of the Revolving Credit Loans outstanding shall be made as follows:

          (A) in the case of any such payment made on any date when and to the extent that in the determination of the Administrative Agent the Company would be able under the terms and conditions hereof to reborrow the amount of such payment under the Commitments and to satisfy any applicable conditions precedent set forth in Section 6 to such reborrowing, such payment shall be made on account of the outstanding Revolving Credit Loans held by the Lenders other than the Non-Funding Lender pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans of such Lenders; and

          (B) otherwise, such payment shall be made on account of the outstanding Revolving Credit Loans held by the Lenders pro rata according to the respective outstanding principal amounts of such Revolving Credit
     Loans; and

(ii) any payment made on account of interest on the Revolving Credit Loans shall be made pro rata according to the respective amounts of accrued and unpaid interest due and payable on the Revolving Credit Loans with respect to which such payment is being made. The Company agrees to give the Administrative Agent such assistance in making any determination pursuant to subparagraph (i)(A) of this paragraph as the Administrative Agent may reasonably request. Any such determination by the Administrative Agent shall be conclusive and binding on the Lenders.


               (d) All payments (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders at the Administrative Agent's office located at 270 Park Avenue, New York, New York
     10017, in lawful money of the United States and in immediately available funds. The Administrative
     Agent shall promptly distribute such payments in accordance with the provisions of subsection
     4.9(b) upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) would become due and payable on a day other than a Business Day, such payment shall become due and payable on the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension), unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding
     Business Day.


               (e) Unless the Administrative Agent
     shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount which would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative
     Agent may assume that such Lender is making such amount available to the Administrative Agent in accordance with subsection 4.1 and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds
     Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection
     4.9(e) shall be conclusive absent manifest error.
     If such Lender's Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three
     Business Days of such Borrowing Date, the
     Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Alternate Base Rate
     Loans hereunder (in lieu of any otherwise applicable interest), on demand, from the Company, without prejudice to any rights which the Company or the Administrative Agent may have against such Lender hereunder. Nothing contained in this subsection 4.9 shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.


               (f) The failure of any Lender to make
     the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.


               (g) All payments and optional
     prepayments (other than prepayments as set forth in subsection 4.11 with respect to increased costs) of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar
     Loans with the same Interest Period shall not be less than $2,000,000 or a whole multiple of $1,000,000 in excess thereof.


          4.10  Illegality.  Notwithstanding any other
provision herein, if any Change in Law occurring after the date that any lender becomes a Lender party to this Agreement, shall make it unlawful for such Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, the commitment of such Lender hereunder to make Eurodollar Loans or to convert all or a portion of Alternate Base Rate Loans into Eurodollar Loans shall forthwith be suspended until such time, if any, as such illegality shall no longer exist and such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base
Rate Loans for the duration of the respective Interest
Periods (or, if permitted by applicable law, at the end of such Interest Periods) and all payments of principal which would otherwise be applied to such Eurodollar
Loans shall be applied instead to such Lender's
Alternate Base Rate Loans. The Company hereby agrees to pay any Lender, promptly upon its demand, any amounts payable pursuant to subsection 4.12 in connection with any conversion in accordance with this subsection 4.10 (such Lender's notice of such costs, as certified in reasonable detail as to such amounts to the Company through the Administrative Agent, to be conclusive absent manifest error).


          4.11  Requirements of Law.  (a)  In the event
that any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other
Governmental Authority occurring after the date that any lender becomes a Lender party to this Agreement:


               (i) does or shall subject any such
     Lender or its Eurodollar Lending Office to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loans made by it, or change the basis of taxation of payments to such Lender or its Eurodollar Lending Office of principal, the commitment fee, interest or any other amount payable hereunder (except for (x) net income and franchise taxes imposed on the net income of such Lender or its Eurodollar Lending
     Office by the jurisdiction under the laws of which such Lender is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Lender's Eurodollar Lending Office is located or any political subdivision or taxing authority thereof or therein, including changes in the rate of tax on the overall net income of such Lender or such Eurodollar Lending Office, and (y) taxes resulting from the substitution of any such system by another system of taxation, provided that the taxes payable by Lenders subject to such other system of taxation are not generally charged to borrowers from such Lenders having loans or advances bearing interest at a rate similar to the Eurodollar Rate);


               (ii) does or shall impose, modify or
     hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate; or


               (iii) does or shall impose on such
     Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or its Eurodollar Lending Office of making, converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans, then, in any such case, the Company shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender deems to be material as determined by such Lender with respect to such Eurodollar Loans, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the Alternate Base Rate plus 1%.


               (b) In the event that any Change in Law
     occurring after the date that any lender becomes a Lender party to this Agreement with respect to any such Lender shall, in the opinion of such Lender, require that any Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender, and such Change in Law shall have the effect of reducing the rate of return on such Lender's or such corporation's capital, as the case may be, as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Lender's or such corporation's policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to the Company of such Change in Law as provided in paragraph (c) of this subsection 4.11, within 15 days after demand by such Lender, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation on an after-tax basis, as the case may be, for such reduction.


               (c) The Company shall not be required to make any payments to any Lender for any additional amounts pursuant to this subsection 4.11 unless such Lender has given written notice to the Company, through the Administrative Agent, of its intent to request such payments prior to or within 60 days after the date on which such Lender became entitled to claim such amounts. If any Lender has notified the Company through the Administrative
     Agent of any increased costs pursuant to paragraph
     (a) of this subsection 4.11, the Company at any time thereafter may, upon at least three Business
     Days' notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and subject to subsection 4.12, prepay (or convert into Alternate Base Rate Loans) all (but not a part) of the Eurodollar Loans then outstanding.
     Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this subsection 4.11 with respect to such Lender, it will, if requested by the Company and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, without limitation, endeavoring to change its Eurodollar Lending Office);
     provided, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. If any Lender requests compensation from the Company under this subsection 4.11, the Company may, by notice to such Lender (with a copy to the Administrative
     Agent), suspend the obligation of such Lender thereafter to make or continue Loans of the Type with respect to which such compensation is requested, or to convert Loans of any other Type into Loans of such Type, until the Requirement of Law giving rise to such request ceases to be in effect, provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

               (d) Each Lender (and in case of an
     Assignee on the date it becomes a Lender) that is not a United States Person (as defined in Section
     7701(a)(30) of the Code) for federal income tax purposes either (1) in the case of a Lender that is a "bank" within the meaning of Section
     881(c)(3)(A) of the Code, (i) represents to the Company (for the benefit of the Company and the Administrative Agent) that under applicable law and treaties no taxes are required to be withheld by the Company or the Administrative Agent with respect to any payments to be made to such Lender in respect of the Loans or the L/C Participating
     Interests, (ii) agrees to furnish to the Company, with a copy to the Administrative Agent, either
     U.S. Internal Revenue Service Form 4224 or U.S.
     Internal Revenue Service Form 1001 (wherein such
     Lender claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) agrees (for the benefit of the Company and the Administrative
     Agent), to the extent it may lawfully do so at such times, to provide the Company, with a copy to the Administrative Agent, a new Form 4224 or Form
     1001 upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Lender, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption or (2) in the case of a Lender that is not a "bank" within the meaning of Section
     881(c)(3)(A) of the Code, (i) represents to the Company (for the benefit of the Company and the Administrative Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code,
     (ii) agrees to furnish to the Company, with a copy to the Administrative Agent, (A) a certificate substantially in the form of Exhibit J hereto (any such certificate, a "Subsection 4.11(d)(2)
     Certificate") and (B) two accurate and complete original signed copies of Internal Revenue Service
     Form W-8, certifying to such Lender's legal entitlement at the Closing Date to an exemption from U.S. withholding tax under the provisions of
     Section 881(c) of the Code with respect to all payments to be made under this Agreement, and
     (iii) agrees, to the extent legally entitled to do so, upon reasonable request by the Company, to provide to the Company (for the benefit of the Company and the Administrative Agent) such other forms as may be required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement. Notwithstanding any provision of this subsection 4.11 or 4.9(d) to the contrary, the Company shall have no obligation to pay any amount to or for the account of any Lender (or the Eurodollar Lending Office of any Lender) on account of any taxes pursuant to this subsection
     4.11, to the extent that such amount results from
     (i) the failure of any Lender to comply with its obligations pursuant to this subsection 4.11, (ii) any representation or warranty made or deemed to be made by any Lender pursuant to this subsection
     4.11(d) proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made or (iii) any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental
     Authority, the effect of which would be to subject to any taxes any payment made pursuant to this Agreement to any Lender making the representation and covenants set forth in subsection 4.11(d)(2), which payment would not be subject to such taxes were such Lender eligible to make and comply with, and actually made and complied with, the representation and covenants set forth in subsection 4.11(d)(1) hereinabove.


               (e) A certificate in reasonable detail
     as to any amounts submitted by such Lender, through the Administrative Agent, to the Company, shall be conclusive in the absence of manifest error. The covenants contained in this subsection
     4.11 shall survive the termination of this Agreement and repayment of the Loans.


          4.12  Indemnity.  The Company agrees to
indemnify each Lender and to hold such Lender harmless from any loss or expense (but without duplication of any amounts payable as default interest) which such Lender may sustain or incur as a consequence of (a) default by the Company in payment of the principal amount of or interest on any Eurodollar Loans of such Lender, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder, (b) default by the Company in making a borrowing after the Company has given a notice in accordance with subsection 4.1 or in making a conversion of Alternate
Base Rate Loans to Eurodollar Loans or in continuing
Eurodollar Loans as such, in either case, after the Company has given notice in accordance with subsection
4.2, (c) default by the Company in making any prepayment after the Company has given a notice in accordance with subsection 4.4 or (d) a payment or prepayment of a Eurodollar Loan or conversion
(including without limitation, as a result of subsection 4.4 and/or a conversion pursuant to subsection 4.10) of any Eurodollar Loan into an Alternate Base Rate Loan, in either case on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder (but excluding loss of profit). This covenant shall survive termination of this Agreement and repayment of the Loans.


          4.13  Repayment of Loans; Evidence of Debt.
(a) The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving
Credit Termination Date, (ii) the principal amount of the Term Loan of such Lender, in twenty-one consecutive installments, payable on each Installment Payment Date
(or the then unpaid principal amount of such Term Loan on the date that the Term Loans become due and payable pursuant to Section 9), and (iii) the then unpaid principal amount of the Swing Line Loans of the Swing
Line Lender on the Revolving Credit Termination Date.
The Company hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum and on the dates set forth in subsection 4.5.


               (b) Each Lender shall maintain in
     accordance with its usual practice an account or accounts evidencing indebtedness of the Company to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.


               (c) The Administrative Agent shall
     maintain the Register pursuant to subsection
     11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Revolving Credit Loan and Term Loan made hereunder, the Type thereof and each Interest
     Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Company and each Lender's share thereof.


               (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 4.13(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Loans made to such Company by such Lender or to repay any other obligations in accordance with the terms of this Agreement.


               (e) The Company agrees that, upon the
     request to the Administrative Agent by any Lender, the Company will execute and deliver to such Lender (i) a promissory note of the Company evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a "Revolving Credit Note"), and/or (ii) a promissory note of the Company evidencing the Term Loan of such Lender, substantially in the form of Exhibit B with appropriate insertions as to date and principal amount (a "Term Loan Note"), and/or (iii) in the case of the Swing Line Lender, a promissory note of the Company evidencing the Swing Line Loans of the Swing Line Lender, substantially in the form of Exhibit C with appropriate insertions as to date and principal amount (the "Swing Line Note").


          4.14  Replacement of Lenders.  In the event
any Lender or the Issuing Lender  is a Non-Funding
Lender, exercises its rights pursuant to subsection
4.10 or requests payments pursuant to subsections 3.10 or 4.11, the Company may require, at the Company's expense (including payment of any processing fees under subsection 11.6(e)) and subject to subsection 4.12, such Lender or the Issuing Lender to assign, at par plus accrued interest and fees, without recourse (in accordance with subsection 11.6) all of its interests, rights and obligations hereunder (including all of its Commitments and the Loans and other amounts at the time owing to it hereunder and its Notes and its interest in the Letters of Credit) to a bank, financial institution or other entity specified by the Company, provided that
(i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (ii) the Company shall have received the written consent of the Administrative
Agent, which consent shall not unreasonably be withheld, to such assignment, (iii) the Company shall have paid to the assigning Lender or the Issuing Lender all monies other than principal, interest and fees accrued and owing hereunder to it (including pursuant to subsections 3.10, 4.10, 4.11 and 4.12) and (iv) in the case of a required assignment by the Issuing
Lender, the Letters of Credit shall be canceled and returned to the Issuing Lender.



          SECTION 5. REPRESENTATIONS AND WARRANTIES

          In order to induce the Lenders to enter into this Agreement and to make the Loans and to induce the Issuing
Lender to issue, and the Participating Lenders to participate in, the Letters of Credit, the Company hereby represents and warrants to each Lender and the Administrative Agent as of the Closing Date and as of the making of any extension of credit hereunder:


          5.1  Financial Condition.  (a)  The
consolidated audited balance sheets of the Company and its consolidated Subsidiaries as at December 31, 1995 and December 31, 1996 and the related consolidated statements of operations and of cash flows for the fiscal years ended on each such dates, audited by Arthur Andersen LLP, copies of which have heretofore been furnished to each Lender, present fairly in accordance with GAAP the consolidated financial condition of the Company and its consolidated
Subsidiaries as at such dates, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. All such financial statements have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein). Neither the Company nor any of its consolidated Subsidiaries had, at the date of each balance sheet referred to above, any material
Contingent Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any material interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto or expressly permitted to be incurred hereunder.

          (b) The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at April 30, 1997 and the related consolidated statements of operations and of cash flows for the four-month period then ended, certified by a Responsible Officer of the Company, copies of which have heretofore been furnished to each Lender, present fairly in accordance with GAAP the financial position of the Company and its consolidated Subsidiaries as at such date and the consolidated results of their operations and their consolidated cash flows for the four-month period then ended (subject to normal year-end adjustments). Such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (except as approved by such Responsible Officer and disclosed therein). The Company and its consolidated Subsidiaries did not have at the date of such balance sheet, any material Contingent Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency exchange transaction, which is not reflected in such balance sheet or in the notes thereto or in the notes to the Company's audited financial statements. During the period from December 31, 1996 to the Closing Date, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Company or any of its consolidated Subsidiaries nor has any of the Capital Stock of the Company or any of its consolidated Subsidiaries been redeemed, retired, purchased or otherwise acquired for value by the Company or any of its consolidated Subsidiaries, respectively, except as disclosed in the Form S-4.

          (c) The unaudited consolidated pro forma balance sheet of the Company and its consolidated Subsidiaries, as of April 30, 1997, certified by a Responsible Officer of the Company (the "Pro Forma Balance Sheet"), copies of which have been furnished to each Lender, is the unaudited balance sheet of the Company and its consolidated Subsidiaries adjusted to give effect (as if such events had occurred on the date set forth therein) to (i) the Merger and each of the transactions contemplated by the Merger Agreement, (ii) the incurrence of the Loans and the issuance of the Letters of Credit to be incurred or issued, as the case may be, on the Closing Date and (iii) the incurrence of the Bridge Subordinated Debt or the Permanent Subordinated Debt and all other Indebtedness that the Company and its consolidated Subsidiaries expect to incur, and the payment of all amounts the Company and its consolidated Subsidiaries expect to pay, in connection with the Merger. The Pro Forma Balance Sheet, together with the notes thereto, were prepared based on good faith assumptions in accordance with GAAP and is based on the best information available to the Company as of the date of delivery thereof and reflects on a pro forma basis the financial position of the Company and its consolidated Subsidiaries as of April 30, 1997, as adjusted, as described above, assuming that the events specified in the preceding sentence had actually occurred as of April 30, 1997.


          5.2  No Change.  Other than as disclosed in
the Form S-4 or 1996 Form 10-K, since December 31,
1996, (a) there has been no change, and (as of the Closing Date only) no development or event which has had or could reasonably be expected to have a material adverse effect on (i) the business, assets, condition
(financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company and its Subsidiaries to perform their obligations under the Credit Documents and with respect to the other financings contemplated hereby or (iii) the rights and remedies of the Lenders under the Credit Documents and (b) no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Company nor has any of the Capital Stock of the Company been redeemed, retired, repurchased or otherwise acquired for value by the Company or any of its Subsidiaries, except as permitted by subsection 8.11.


          5.3  Corporate Existence; Compliance with
Law. Each of the Company and its Subsidiaries (a) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, (b) has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, (c) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure so to qualify would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, and (d) is in compliance with all applicable statutes, laws, ordinances, rules, orders, permits and regulations of any governmental authority or instrumentality, domestic or foreign (including, without limitation, those related to Hazardous
Materials and substances), except where noncompliance would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written communication from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance, in all material respects, with all material federal, state, local or foreign laws, ordinances, rules and regulations.


          5.4 Corporate Power; Authorization. Each of the Company and its Subsidiaries has the corporate power and authority to make, deliver and perform each of the Credit Documents to which it is a party, and the Company has the corporate power and authority and legal right to borrow hereunder and to have Letters of Credit issued for its account hereunder. Each of the Company and its Subsidiaries has taken all necessary corporate action to authorize the execution, delivery and performance of each of the Credit Documents to which it is or will be a party and the Company has taken all necessary corporate action to authorize the borrowings hereunder and the issuance of Letters of Credit for its account hereunder. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by the Company or any of its Subsidiaries, or for the validity or enforceability against the Company or any of its Subsidiaries, of any Credit Document except for consents, authorizations and filings which have been obtained or made and are in full force and effect and except (i) such consents, authorizations and filings, the failure to obtain or perform (x) which would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole and (y) which would not adversely affect the validity or enforceability of any of the Credit
Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder, and
(ii) such filings as are necessary to perfect the Liens of the Lenders created pursuant to this Agreement and the Security Documents.


          5.5 Enforceable Obligations. This Agreement and the Merger Agreement have been, and each of the other Credit Documents and any other agreement to be entered into by any Credit Party pursuant to the Merger
Agreement will be duly executed and delivered on behalf of such Credit Party that is party thereto. The Merger
Agreement has been duly executed and delivered on behalf of the Company and AcquisitionCo. This
Agreement and the Merger Agreement each constitutes, and each of the other Credit Documents and any other agreement to be entered into by any Credit Party pursuant to the Merger Agreement will constitute upon execution and delivery, the legal, valid and binding obligation of such Credit Party, and is enforceable against such Credit Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). The
Merger Agreement constitutes the legal, valid and binding obligation of (a) the Company enforceable against the Company in accordance with its terms and
(b) AcquisitionCo enforceable against AcquisitionCo in accordance with its terms, except, in each case, as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).


          5.6  No Legal Bar.  The execution, delivery
and performance of each Credit Document, the incurrence or issuance of and use of the proceeds of the Loans, the Subordinated Debt and of drawings under the Letters of Credit and the transactions contemplated by the Merger Agreement, the Credit Documents and the documentation for the Subordinated Debt, (a) will not violate any Requirement of Law or any Contractual
Obligation applicable to or binding upon each of AcquisitionCo, the Company or any Subsidiary or any of their respective properties or assets, in any manner which, individually or in the aggregate, (i) would have a material adverse effect on the ability of AcquisitionCo, the Company or any such Subsidiary to perform its obligations under the Credit Documents, the Merger Agreement, and any other agreement to be entered into pursuant to the Merger Agreement or in connection with the Subordinated Debt, to which it is a party,
(ii) would give rise to any liability on the part of the Administrative Agent or any Lender, or (iii) would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, and (b) will not result in the creation or imposition of any Lien on any of its properties or assets pursuant to any Requirement of Law applicable to it, as the case may be, or any of its Contractual
Obligations, except for the Liens arising under the Security Documents.


          5.7  No Material Litigation.  No litigation
by, investigation known to the Company by, or proceeding of, any Governmental Authority is pending against the Company or any of its Subsidiaries
(including after giving effect to the Merger) with respect to the validity, binding effect or enforceability of the Merger Agreement, any Credit
Document, the Loans made hereunder, the use of proceeds thereof, of the Subordinated Debt or of any drawings under a Letter of Credit and the other transactions contemplated hereby or by the Merger Agreement. Other than as disclosed in the Form S-4 or the 1996 Form 10-
K, no lawsuits, claims, proceedings or investigations are pending or, to the best knowledge of the Company, threatened as of the Closing Date against or affecting the Company or a Subsidiary or any of their respective properties, assets, operations or businesses (including after giving effect to the Merger), in which there is a probability of an adverse determination, and is reasonably likely, if adversely decided, to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole.


          5.8  Investment Company Act.  Neither the
Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company"
(as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).


          5.9  Federal Regulation.  No part of the
proceeds of any of the Loans or Subordinated Debt or any drawing under a Letter of Credit will be used for any purpose which violates the provisions of Regulation
G, T, U or X of the Board. Neither the Company nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under said Regulation U.


          5.10  No Default.  The Company and each of
its Subsidiaries have performed all material obligations required to be performed by them under their respective Contractual Obligations (including after giving effect to the Merger) and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except to the extent that such breach or default would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries (including after giving effect to the Merger) is in default under any material judgment, order or decree of any Governmental
Authority, domestic or foreign, applicable to it or any of its respective properties, assets, operations or business, except to the extent that any such defaults would not, in the aggregate, have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole.


          5.11  Taxes.  Except as set forth on Schedule
5.11, each of the Company and its Subsidiaries
(including after giving effect to the Merger) has filed or caused to be filed all material tax returns which, to the knowledge of the Company, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves (or other sufficient provisions) in conformity with GAAP have been provided on the books of the Company or its Subsidiaries (including after giving effect to the Merger), as the case may be); and no tax
Lien has been filed, and, to the knowledge of the Company, no written claim is being asserted, with respect to any such tax, fee or other charges.


          5.12  Subsidiaries.  After giving effect to
the consummation of the Merger, the Subsidiaries and their jurisdiction of incorporation shall be as set forth on Schedule 5.12.


          5.13  Ownership of Property; Liens.  As of
the Closing Date and as of the making of any extension of credit hereunder (subject to transfers and dispositions of property permitted under subsection
8.5), each of the Company and its Subsidiaries has good and valid title to all of its material assets (other than real property or interests in real property) in each case free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever except Permitted Liens. With respect to real property or interests in real property, as of the Closing Date, each of the Company and its Subsidiaries has (i) fee title to all of the real property listed on
Schedule 5.13 under the heading "Fee Properties" (each, a "Fee Property"), and (ii) good and valid title to the leasehold estates in all of the real property leased by it and listed on Schedule 5.13 under the heading
"Leased Properties" (each, a "Leased Property"), in each case, free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (A) Permitted Liens and (B) as to Leased Property, the terms and provisions of the respective lease therefor, including, without limitation, the matters set forth on Schedule 5.13, and any matters affecting the fee title and any estate superior to the leasehold estate related thereto. The
Fee Properties and the Leased Properties constitute, as of the Closing Date, all of the real property owned in fee or leased by the Company and its Subsidiaries.


          5.14  ERISA.  Neither a Reportable Event nor
an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan that would result in a material liability to the Company, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. Neither the Company nor any Commonly Controlled Entity has: been involved in any transaction that would cause the Company to be subject to material liability with respect to a Plan to which the Company or any Commonly Controlled Entity contributed or was obligated to contribute during the six-year period ending on the date this representation is made or deemed made; or incurred any material liability under Title IV of ERISA which would become or remain a material liability of the Company after the Closing Date. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period that would result in a material liability to the Company.
The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits that would result in a material liability to the Company. Neither the Company nor any Commonly
Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Company nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, in either case that would result in a material liability to the Company. To the knowledge of the Company, no such Multiemployer Plan is in Reorganization or Insolvent.
The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Company and each Commonly
Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an amount that would result in a material liability to the Company, except as disclosed in the Company's audited financial statement provided to the Lenders prior to the Closing Date. For purposes of this subsection 5.14, a material liability shall exceed $10,000,000.


          5.15  Collateral Documents.  (a)  Upon
execution and delivery thereof by the parties thereto, each of the Pledge Agreements will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the pledged stock described therein and, when stock certificates representing or constituting the pledged stock described in each of the Pledge Agreements are delivered to the Administrative Agent, such security interest shall constitute a perfected first lien on, and security interest in, all right, title and interest of the pledgor party thereto in the pledged stock described therein.


               (b) Upon execution and delivery thereof
     by the parties thereto, each of the Security
     Agreements will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the collateral described therein, and Uniform Commercial Code financing statements have been filed in each of the jurisdictions listed on Schedule 5.15(b), or arrangements have been made for such filing in such jurisdictions, and upon such filing, and upon the taking of possession by the Administrative
     Agent of any such collateral the security interests in which may be perfected only by possession, such security interests will, subject to the existence of Permitted Liens, constitute perfected first priority liens on, and security interests in, all right, title and interest of the debtor party thereto in the collateral described therein, except to the extent that a security interest cannot be perfected therein by the filing of a financing statement or the taking of possession under the Uniform Commercial Code of the relevant jurisdiction.


               (c) Upon execution and delivery thereof
     by the Company, each Mortgage will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the collateral described therein, and upon recording the Mortgages in the jurisdictions listed on
     Schedule 5.13 (or, in the case of a Mortgage delivered pursuant to subsection 7.9, the jurisdiction in which the property covered by such Mortgage is located), such security interests will, subject to the existence of Permitted Liens, constitute first liens on, and perfected security interests in, all rights, title and interest of the debtor party thereto in the collateral described therein.


          5.16  Copyrights, Patents, Permits,
Trademarks and Licenses. Schedule 5.16 sets forth a true and complete list as of the Closing Date of all material trademarks (registered or unregistered), trade names, service marks, patents, pending patent applications and copyrights and applications therefor owned, used or filed by or licensed to the Company and its Subsidiaries (after giving effect to the Merger) and, with respect to registered trademarks (if any), contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as set forth on Schedule 5.16, the Company or a Subsidiary
(after giving effect to the Merger) owns or has the right to use, trademarks (registered or unregistered), trade names, service marks, patents, pending patent applications and copyrights and applications therefor referred to in such Schedule. Except as set forth on
Schedule 5.16, to the best knowledge of the Company, no claims are pending by any Person with respect to the ownership, validity, enforceability or the Company's or any Subsidiary's use of any such trademarks (registered or unregistered), trade names, service marks, patents, pending patent applications and copyrights, or applications therefor, challenging or questioning the validity or effectiveness of any of the foregoing, in any jurisdiction, domestic or foreign, except to the extent such claims could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.


          5.17  Environmental Matters.  Except insofar
as any exceptions to the following, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on the business, assets, conditions (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole:


          (a) to the best knowledge of the Company, the properties owned, leased, or otherwise operated by the Company or any of its Subsidiaries do not contain, and have not previously contained, in, on or under, including, without limitation, the soil and groundwater thereunder, any Hazardous
     Materials in amounts or concentrations that constitute or constituted a violation of, or could reasonably give rise to liability under, Environmental Laws;


          (b) to the best knowledge of the Company, the properties owned or leased, or otherwise operated by the Company or any of its Subsidiaries and all operations and facilities at such properties are in compliance with all Environmental Laws, and there is no contamination or violation of any Environmental Law which could interfere with the continued operation of, or impair the fair saleable value of, such property;


          (c) neither the Company nor any of its
     Subsidiaries has received or is aware of any written complaint, notice of violation, alleged violation, or notice of investigation or of potential liability under Environmental Laws with regard to the Company or its Subsidiaries, nor does the Company or any of its Subsidiaries have knowledge that any such action is being contemplated, considered or threatened;


          (d) to the best knowledge of the Company, Hazardous Materials have not been generated, treated, stored or disposed of at, on or under any properties presently or formerly owned, leased, or otherwise operated by the Company or any of its Subsidiaries, nor have any Hazardous Materials been transported from any such property, or come to be located at any other property, in violation of or in a manner that could reasonably give rise to liability under any Environmental Laws; and


          (e) there are no governmental administrative actions or judicial proceedings pending or, to the best knowledge of the Company and its Subsidiaries, threatened under any Environmental
     Law to which the Company or any of its
     Subsidiaries is a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements, other than permits authorizing operations by the Company or any of its Subsidiaries, outstanding under any Environmental Law.


          5.18  Accuracy and Completeness of
Information. The factual statements contained in the financial statements referred to in subsection 5.1, the Form S-4, the 1996 Form 10-K, the Credit Documents
(including the schedules thereto), the Merger Agreement and any other certificates or documents furnished or to be furnished to the Administrative Agent or the Lenders from time to time in connection with this Agreement, taken as a whole, do not and will not, to the best knowledge of the Company, as of the date when made, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made, all except as otherwise qualified herein or therein, such knowledge qualification being given only with respect to factual statements made by Persons other than the Company or any of its Subsidiaries.


          5.19  AcquisitionCo.  To the best knowledge
of the Company, AcquisitionCo is a Delaware corporation organized on behalf of the Investors to effect the Merger and has not carried on any activities, incurred any liabilities, assumed any obligations or acquired any assets prior to the Closing Date other than those incident to its formation and the transactions contemplated by the Merger Agreement or by the Credit
Documents.



          SECTION 6. CONDITIONS PRECEDENT


          6.1  Conditions to Initial Loans and Letters
of Credit. The obligation of each Lender to make its Loans, and the obligation of the Issuing Lender to issue any Letter of Credit, on the Closing Date are subject to the satisfaction, or waiver by such Lender, immediately prior to or concurrently with the making of such Loans or the issuance of such Letters of Credit, as the case may be, of the following conditions:


          (a) Agreement; Notes; Merger Agreement.  The
     Administrative Agent shall have received (i) a counterpart of this Agreement for each Lender duly executed and delivered by a duly authorized officer of the Company, (ii) for the account of each Revolving Credit Lender requesting the same pursuant to subsection 4.13, a Revolving Credit
     Note of the Company conforming to the requirements hereof and executed by a duly authorized officer of the Company, (iii) for the account of each Term
     Loan Lender requesting the same pursuant to subsection 4.13, a Term Loan Note, conforming to the requirements hereof and executed by a duly authorized officer of the Company, and (iv) for the account of Chase, a Swing Line Note, conforming to the requirements hereof and executed by a duly authorized officer of the Company. The
     Administrative Agent shall have received a copy of the Merger Agreement.


          (b) Merger. (i) The Merger shall be
     consummated simultaneously pursuant to the Merger
     Agreement with all fees, costs and expenses incurred in connection therewith not to exceed approximately $60,000,000, all of the conditions precedent set forth in Article VI of the Merger
     Agreement shall have been satisfied or waived by the Company and no material provision of the Merger Agreement shall have been amended, supplemented, waived or otherwise modified by the Company without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

          (ii) No more than $585,000,000 exclusive of fees and expenses (which amount includes (i) the value attributable to common stock of the Company retained by the Existing Shareholders and (ii) the maintenance of a Receivables Facility) shall be expended to repurchase shares of the Company's common stock from existing holders thereof and to refinance existing Indebtedness.


          (c) Capitalization; Capital Structure  (i)
     (y) The Company shall have been capitalized by the Investors (directly or indirectly through AcquisitionCo) with at least $134,600,000 in cash from the issuance of its common stock as described in the Form S-4 (or otherwise having material terms satisfactory to the Arranger and representing at least 85% of the voting Capital
     Stock of the Company) and (z) the value of the common stock of the Company held by Existing
     Shareholders (valued at a price per share equal to the price at which the Investors purchased their common stock), when added to the amount referred to in clause (y) above, shall equal at least
     $152,800,000.


               (ii) The Company shall have received at
     least $245,000,000 in gross cash proceeds from the issuance by the Company of either (y) Bridge
     Subordinated Debt pursuant to a Bridge Loan
     Agreement executed and delivered by the parties thereto in form and substance satisfactory to the Lenders, which Bridge Loan Agreement shall be in full force and effect and none of the provisions thereof shall have been amended, waived, supplemented or otherwise modified without the prior written consent of the Administrative Agent;
     or (z) Permanent Subordinated Debt.


               (iii) An amendment to the Company's
     existing Receivables Facility, increasing such facility to an aggregate amount of approximately
     $100,000,000 on terms and conditions reasonably satisfactory to the Administrative Agent shall be in effect.


               (iv) The terms, conditions and
     documentation of all equity securities of the Company or any of its Subsidiaries to be outstanding at or after the Closing Date, the certificate of incorporation, by-laws, other governing documents and the corporate and capital structure of the Company and its Subsidiaries
     (excluding the identity and amount of equity contribution of any Investor), in each case after giving effect to the consummation of the Merger, shall be in form and substance satisfactory to the Administrative Agent. All of the existing
     Indebtedness of the Company and its Subsidiaries
     (except for (i) a Receivables Facility, and (ii) certain industrial revenue bonds and Financing
     Leases in an amount not to exceed $4,000,000) shall have been repaid on terms reasonably satisfactory to the Administrative Agent.

     The execution and delivery of this Agreement by the Lenders and the Administrative Agent shall be deemed to evidence the satisfaction of the Lenders and the Administrative Agent with such of the matters referenced and in clauses (i) through (iv) of this paragraph (c) as shall have been disclosed and made available to the Administrative Agent prior to the date hereof.


          (d) Financial Statements. (i) The Lenders shall have received audited consolidated financial statements of the Company for its two most recently completed fiscal years, which financial statements shall have been prepared in accordance with GAAP; (ii) the Lenders shall have received unaudited interim consolidated financial statements of the Company for the quarterly period ended as of March 31, 1997 and the monthly period ended as of April 30, 1997 and such financial statements shall not reflect any material adverse change in the consolidated financial condition of the Company as reflected in the financial statements or projections previously delivered to the Lenders, other than as disclosed in the Form S-
     4 and 1996 Form 10-K; and (iii) the Lenders shall have received a satisfactory pro forma balance sheet on a consolidated basis of the Company and its Subsidiaries as of April 30, 1997 reflecting and giving effect to the Merger and the other transactions contemplated hereby.


          (e) Fees.  The Administrative Agent, the
     Arranger and the Lenders shall have received all fees, expenses and other consideration presented for payment required to be paid or delivered on or before the Closing Date.


          (f) Lien Searches; Lien Perfection.  (i) The
     Administrative Agent shall have received the results of a search of Uniform Commercial Code, tax and judgment filings made with respect to each of the Company and its Subsidiaries in the jurisdictions set forth on Schedule 5.15(b), together with copies of financing statements disclosed by such searches and such searches shall disclose no Liens on any assets encumbered by any Security Document, except for Liens permitted hereunder or, if unpermitted Liens are disclosed, the Administrative Agent shall have received satisfactory evidence of the release of such Liens and (ii) the Administrative Agent shall have received duly executed financing statements on Form UCC-1, necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents.


          (g) Environmental. The Lenders shall be reasonably satisfied, based upon the results of the environmental diligence conducted by the Administrative Agent and its advisors in cooperation with the Company, with respect to environmental hazards, conditions or liabilities to which the Company or any of its Subsidiaries may be subject (the execution and delivery of this Agreement by the Lenders and the Administrative
     Agent being deemed to evidence the satisfaction of the Administrative Agent with such due diligence as shall have been disclosed and made available to the Administrative Agent prior to the date hereof) along with letters from the firms preparing any reports in connection therewith in the case of Phase I environmental assessment reports concerning facilities of the Company or its Subsidiaries in Walnut, California, Holland,
     Michigan and Perrysville, Ohio prepared in anticipation of the Closing Date entitling the Administrative Agent and each Lender to rely on such reports as if prepared for and addressed to each of them.


          (h) Pledge Agreements.  The Administrative
     Agent shall have received the Company Pledge
     Agreement and the Subsidiary Pledge Agreement executed and delivered by a duly authorized officer of the parties thereto, together with stock certificates representing 100% of all issued and outstanding shares of Capital Stock of each of the Domestic Subsidiaries of the Company except for any Receivables SPV, and undated stock powers for each certificate, executed in blank and delivered by a duly authorized officer of the applicable pledgor and the acknowledgment and consent of the issuer thereunder in the form annexed thereto.


          (i) Company Security Agreement.  The
     Administrative Agent shall have received the Company Security Agreement, executed and delivered by a duly authorized officer of the Company.


          (j) Subsidiary Guarantee.  The Administrative
     Agent shall have received a Subsidiary Guarantee, executed and delivered by a duly authorized officer of each of the Domestic Subsidiaries of the Company except for any Receivables SPV.


          (k) Subsidiary Security Agreement.  The
     Administrative Agent shall have received a Security Agreement, executed and delivered by a duly authorized officer of each of the Domestic
     Subsidiaries of the Company except for any Receivables SPV.


          (l) Legal Opinion. The Administrative Agent shall have received, dated the Closing Date and addressed to the Administrative Agent and the Lenders, an opinion of (i) Gibson, Dunn & Crutcher
     LLP, counsel to the Credit Parties, in
     substantially the form of Exhibit K-1, with such changes thereto as may be approved by the Administrative Agent and its counsel and (ii) the general counsel to the Company, in substantially the form of Exhibit K-2, with such changes thereto as may be approved by the Administrative Agent and its counsel.


          (m) Closing Certificate.  The Administrative
     Agent shall have received a Closing Certificate of each Credit Party dated the Closing Date, in substantially the form of Exhibits L-1 and L-2, respectively, with appropriate insertions and attachments, in form and substance satisfactory to the Administrative Agent and its counsel, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Company and its Subsidiaries, respectively.


          (n) Solvency Opinion.  The Administrative
     Agent shall have received an opinion or opinions of Murray, Devine & Co. in form and substance satisfactory to it which shall document the solvency of the Company and its Subsidiaries after giving effect to the consummation of the Merger and the other transactions and related financings contemplated hereby.


          (o) Insurance. The Administrative Agent shall have received (i) a schedule describing all insurance maintained by the Company and its Subsidiaries pursuant to subsection 7.5, and (ii) binders (or other customary evidence as to the obtaining and maintenance by the Company of such insurance) for each policy set forth on such schedule insuring against casualty and other usual and customary risks.


          (p) Existing Credit Agreement.  (i)  On the
     Closing Date, the commitments under the Existing
     Credit Agreement shall have been terminated, all loans thereunder shall have been repaid in full, together with interest thereon, all letters of credit issued thereunder shall have been terminated or incorporated hereunder as, or supported hereunder by, Letters of Credit, and all other amounts owing pursuant to the Existing
     Credit Agreement shall have been repaid in full, and the Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in this subsection have been satisfied at such time.


          (ii) On the Closing Date, the creditors under the Existing Credit Agreement shall have terminated and released all Liens on the capital stock of and assets owned by the Company and its Subsidiaries, and the Administrative Agent shall have received all such releases as may have been requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent.


          (q) Other Agreements.  The Administrative
     Agent shall have received each additional document or instrument reasonably requested by the Required
     Lenders.


          (r) Litigation. On the Closing Date, other than as disclosed in the Form S-4 or the 1996 Form
     10-K, there shall be no actions, suits,
     injunctions, restraining orders or proceedings pending or threatened against any Credit Party (a) with respect to this Agreement or any other Credit
     Document or the transactions contemplated hereby or thereby (including the Merger) which would be reasonably expected to have a material adverse effect on the rights or remedies of the Lenders under the Credit Documents or on the ability of any Credit Party to perform its respective obligations to the Lenders hereunder or under any other Credit Document or (b) which the Administrative Agent or the Required Lenders shall determine could reasonably be expected to have a material adverse effect on the rights or remedies of the Lenders hereunder or under any other Credit
     Document or on the ability of any Credit Party to perform its respective obligations to the Lenders hereunder or under any other Credit Document.


          (s) Consents, Approvals and Filings. Except for the financing statements contemplated by the Security Agreements and the Mortgages, on the Closing Date, all necessary governmental and other third party authorizations, consents, approvals or waivers required in connection with the execution, delivery and performance by the Credit Parties, and the validity and enforceability against the Credit Parties, of the Credit Documents to which any of them is a party, or otherwise in connection with the transactions contemplated by the Credit
     Documents and the Merger Agreement, shall have been obtained or made and remain in full force and effect (except where the failure to do so would not reasonably be expected to have a material adverse effect on (x) the business, operations, property, condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (y) (I) the validity or enforceability of this Agreement, any of the Notes or the other
     Credit Documents or (II) the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder), and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains or prevents such transactions or imposes materially adverse conditions upon the consummation of such transactions.


          (t) Contractual Restrictions. The Company and its Subsidiaries shall not be subject to any material contractual or other restrictions that would be violated by the Merger or the other transactions hereby, including the granting of security interests and guarantees and the payment of dividends by Subsidiaries.


          6.2  Conditions to All Loans and Letters of
Credit.  The obligation of each Lender to make any Loan
(other than any Revolving Credit Loan the proceeds of which are to be used to repay Refunded Swing Line
Loans) and the obligation of the Issuing Lender to issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:


          (a) Representations and Warranties. Each of the representations and warranties made in or pursuant to Section 5 or which are contained in any other Credit Document shall be true and correct in all material respects on and as of the date of such Loan or of the issuance of such Letter of Credit as if made on and as of such date
     (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).


          (b) No Default or Event of Default.  No
     Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to such Loan to be made or such Letter of Credit to be issued on such Borrowing
     Date.

Each borrowing by the Company hereunder and the issuance of each Letter of Credit by the Issuing Lender hereunder shall constitute a representation and warranty by the Company as of the date of such borrowing or issuance that the conditions in clauses (a) and (b) and of this subsection 6.2 have been satisfied.



          SECTION 7. AFFIRMATIVE COVENANTS

          The Company hereby agrees that, so long as the Commitments remain in effect, any Loan, Note or L/C Obligation remains outstanding and unpaid, any amount (unless cash in an amount equal to such amount has been deposited to a cash collateral account established by the Administrative Agent) remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender or the Administrative Agent hereunder or under any of the other Credit Documents, it shall, and, in the case of the agreements contained in subsections 7.3 through 7.6, and
7.8 through 7.9, the Company shall cause each of its Subsidiaries to:


          7.1  Financial Statements.  Furnish to the
Administrative Agent (with sufficient copies for each Lender which the Administrative Agent shall promptly furnish to each Lender):


          (a) as soon as available, but in any event within 95 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its consolidated
     Subsidiaries as at the end of such fiscal year and the related consolidated statements of stockholders' equity and cash flows and the consolidated statements of income of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year and, in the case of the consolidated balance sheet referred to above, reported on, without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, or qualification which would affect the computation of financial covenants, by independent certified public accountants of nationally recognized standing;


          (b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of each such quarter and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarterly period and the portion of the fiscal year of the Company through such date, setting forth in each case in comparative form the figures for the corresponding quarter in, and year to date portion of, the previous year, and the figures for such periods in the budget prepared by the Company and furnished to the Administrative
     Agent, certified by the chief financial officer, controller or treasurer of the Company as being fairly stated in all material respects;


          (c) as soon as available, but in any event not later than 45 days after the beginning of each fiscal year of the Company to which such budget relates, a preliminary consolidated operating budget for the Company and its Subsidiaries taken as a whole; and as soon as available, any material revision to or any final revision of any such preliminary annual operating budget or any such consolidated operating budget; and


          (d) concurrently with the delivery of
     financial statements pursuant to subsection 7.1(a) or (b), a certificate of the chief financial officer or treasurer of the Company setting forth, in reasonable detail, the computations of Capital
     Expenditures as of the last day of the fiscal period covered by such financial statements, the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA as of such last day, and the Interest Coverage Ratio as of such last day;

all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and (except in the case of the statements referred to in paragraphs (c) and (d) of this subsection 7.1) in accordance with GAAP.


          7.2  Certificates; Other Information.
Furnish to the Administrative Agent (with sufficient copies for each Lender which the Administrative Agent shall promptly deliver to each Lender):


          (a) concurrently with the delivery of the consolidated financial statements referred to in subsection 7.1(a), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements no knowledge was obtained of any Default or Event of Default under subsections 4.4(b), 8.1, 8.3, and 8.5 through
     8.11, except as specified in such letter;


          (b) within 15 days of the delivery of the financial statements referred to in subsections
     7.1(a) and (b) (except that the certificate referred to in clause (iii) below shall be delivered concurrently with such financial statements), a certificate of the chief financial officer or treasurer of the Company stating that, to the best of such officer's knowledge, during such period (i) no Subsidiary has been formed or acquired (or, if any such Subsidiary has been formed or acquired, the Company has complied with the requirements of subsection 7.9 with respect thereto), (ii) neither the Company nor any of its Subsidiaries has changed its name, its principal place of business, its chief executive office or the location of any material item of tangible
     Collateral without complying with the requirements of this Agreement and the Security Documents with respect thereto, (iii) each of the Company and its Subsidiaries has observed or performed all of its respective covenants and other agreements, and satisfied every material condition, contained in this Agreement, the Notes and the other Credit
     Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (iv) showing in detail as of the end of the related fiscal period the figures and calculations supporting such statement in respect of clause (e) of subsection 8.1, clauses (b) and (e) of subsection 8.3 and subsections 8.6 through 8.11 and any other calculations reasonably requested by the Administrative Agent with respect to the quantitative aspects of the other covenants contained herein, (v) if not specified in the financial statements delivered pursuant to subsection 7.1, specifying the aggregate amount of interest paid or accrued by the Company and its Subsidiaries, and the aggregate amount of depreciation, depletion and amortization charged on the books of the Company and its Subsidiaries, during such accounting period, and (vi) identify any owned Real Property of the Company or a Domestic Subsidiary acquired during such accounting period that, together with any improvements thereon, has a value of at least
     $5,000,000;


          (c) promptly upon receipt thereof, copies of all final reports submitted to the Company or to any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company or any of its Subsidiaries made by such accountants, and, upon the request of any Lender
     (through the Administrative Agent), any final comment letter submitted by such accountants to management in connection with their annual audit;


          (d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available to the public generally by the Company or any of its Subsidiaries, if any, and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions;


          (e) concurrently with the delivery of the financial statements referred to in subsections
     7.1(a) and (b), a management summary describing and analyzing the performance of the Company and its Subsidiaries during the periods covered by such financial statements;


          (f) within 50 days after the end of each fiscal quarter, a summary of all Asset Sales during such fiscal quarter including the amount of all Net Proceeds from such Asset Sales not previously applied to prepayments of the Loans and reductions of the Commitments pursuant to the proviso to subsection 4.4(b)(iii); and


          (g) promptly, such additional financial and other information as any Lender may from time to time reasonably request (through the
     Administrative Agent).


          7.3  Payment of Obligations.  Pay, discharge
or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations and liabilities of whatever nature, except
(a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or any of its Subsidiaries, as the case may be,
(b) for delinquent obligations which do not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole and (c) for trade and other accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Company or any of its Subsidiaries, as the case may be.


          7.4  Conduct of Business and Maintenance of
Existence. Continue to engage in businesses of the same general type as now conducted by it (after giving effect to the Merger), and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all material rights, material privileges, franchises, copyrights, patents, trademarks and trade names necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, copyrights, patents, trademarks and tradenames the loss of which would not in the aggregate have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, and except as otherwise permitted by subsections 8.4 and 8.5; and comply with all applicable Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole.


          7.5  Maintenance of Property; Insurance.  (a)
Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); and


               (b) Maintain with financially sound and
     reputable insurance companies insurance on all its property in at least such amounts and with only such deductibles as are usually maintained by, and against at least such risks (but including, in any event, public liability insurance) as are usually insured against in the same general area by, companies engaged in the same or a similar business, and furnish to each Lender, (i) annually, a schedule disclosing (in a manner substantially similar to that used in the schedule provided pursuant to subsection 6.1(o)) all insurance against products liability risk maintained by the Company and its Subsidiaries pursuant to this subsection 7.5(b) or otherwise and (ii) upon written request of any Lender, full information as to the insurance carried; provided that the Company may implement programs of self insurance in the ordinary course of business and in accordance with industry standards for a company of similar size so long as reserves are maintained in accordance with GAAP for the liabilities associated therewith.


          7.6  Inspection of Property; Books and
Records; Discussions. Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and permit representatives of any Lender upon reasonable notice (made through the Administration Agent and no more frequently than quarterly unless a Default or Event of Default shall have occurred and be continuing) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested upon reasonable notice, and to discuss the business, operations, assets and financial and other condition of the Company and its Subsidiaries with officers and employees thereof and with their independent certified public accountants with prior reasonable notice to, and coordination with, the chief financial officer or the treasurer of the Company.


          7.7  Notices.  Promptly give notice to the
Administrative Agent (to be distributed by the Administrative Agent to the Lenders):


          (a) of the occurrence of any Default or Event of Default;


          (b) of any (i) default or event of default under any instrument or other agreement, guarantee or collateral document of the Company or any of its Subsidiaries which default or event of default has not been waived and would have a material adverse effect on the business, assets, condition
     (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, or any other default or event of default under any such instrument, agreement, guarantee or other collateral document which, but for the proviso to clause (e) of Section 9, would have constituted a Default or Event of Default under this Agreement, or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against the Company or any of its Subsidiaries by any Governmental Authority, which in any such case would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole;


          (c) of any litigation or proceeding against the Company or any of its Subsidiaries (other than with respect to Ultravent to the extent previously disclosed to the Lenders; provided that the Company shall promptly give notice to the Administrative Agent of material adverse developments (in the nature of court decisions) in any such previously disclosed Ultravent litigation or proceeding or of any new material litigation or proceeding) (i) in which more than $5,000,000 of the amount claimed is not covered by insurance or
     (ii) in which injunctive or similar relief is sought which if obtained would have a material adverse effect on the business, assets, condition
     (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole;


          (d) of the following events, as soon as
     practicable after, and in any event within 30 days after, the Company knows or has reason to know thereof: (i) the occurrence of any Reportable
     Event with respect to any Plan which Reportable
     Event could reasonably result in material liability to the Company and its Subsidiaries taken as a whole, or (ii) the institution of proceedings or the taking of any other action by PBGC, the Company or any Commonly Controlled
     Entity to terminate, withdraw or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the Reorganization or
     Insolvency of such Plan, in each of the foregoing cases which could reasonably result in material liability to the Company and its Subsidiaries taken as a whole, and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (A) a certificate of a Responsible
     Officer of the Company setting forth details as to such Reportable Event and the action that the Company or such Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be;


          (e) concurrently with the delivery of the information delivered pursuant to subsection
     7.2(f) and each prepayment required pursuant to subsection 4.4(b)(iii), of any Asset Sale or substantially like-kind exchange of real property by the Company or any of its Subsidiaries; and


          (f) of a material adverse change known to the Company or its Subsidiaries in the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole.

Each notice pursuant to this subsection 7.7 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and (in the cases of clauses (a) through (d)) stating what action the Company proposes to take with respect thereto.


          7.8 Environmental Laws. (a) (i) Comply with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all Environmental
Permits necessary for its operations as conducted and as planned; and (ii) take reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors, and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them insofar as any failure to so comply, obtain or maintain could result in a material adverse effect on the Company and its Subsidiaries taken as a whole. Noncompliance by the Company or any of its Subsidiaries with any applicable Environmental Law or Environmental Permit shall be deemed not to constitute a breach of this 7.8(a); provided that, upon learning of any such noncompliance, the Company and its Subsidiaries shall promptly undertake reasonable efforts to achieve compliance or to contest by appropriate proceedings any alleged noncompliance and, provided, further, that, in any case, such noncompliance, and any other noncompliance with Environmental Law and any contesting of allegations of noncompliance with Environmental Laws, individually or in the aggregate, could not reasonably be expected to give rise to a material adverse effect on the Company and its Subsidiaries taken as a whole.

          (b) Comply in a timely manner with all orders and lawful directives regarding Environmental Laws issued to the Company or any of its Subsidiaries by any Governmental Authority, other than such orders and lawful directives as to which an appeal or other challenge has been timely and properly taken in good faith and the pendency of any and all such appeals and other challenges could not reasonably be expected to give rise to a material adverse effect on the Company and its Subsidiaries taken as a whole.

          (c) Maintain, update as appropriate, and implement in all material respects an environmental program reasonably designed to (i) ensure that the Company, its Subsidiaries, any of their respective operations (including, without limitation, disposal), and any properties owned, leased or operated by any of them, attain and remain in substantial compliance with all applicable Environmental Laws; (ii) reasonably and prudently manage any liabilities or potential liabilities that the Company, any of the other Credit Parties, any of their respective operations (including, without limitation, disposal), and any properties owned or leased by any of them, may have under all applicable Environmental Laws; and (iii) ensure that the Company and its Subsidiaries undertake reasonable efforts to identify, and reasonably evaluate, issues of compliance with and liability under Environmental Laws prior to acquiring, directly or indirectly, any ownership or leasehold interest in real property, or other interest in any real property that could give rise to Company or any of its Subsidiaries being subjected to liability under any Environmental Law as a result of such acquisition.


          7.9  Additional Collateral.  (a)  Subject to
subsection 7.9(e), with respect to any assets acquired after the Closing Date by the Company or any of its Domestic Subsidiaries that are intended to be subject to the Lien created by any of the Security Documents but which are not so subject (but, in any event, excluding (x) any assets described in paragraph (b) or
(c) of this subsection, (y) immaterial assets and (z)
Receivables Facility Assets), promptly (and in any event within 30 days after the acquisition thereof):
(i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security
Documents or such other documents as the Administrative
Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on such assets, and (ii) take all actions necessary or advisable to cause such Lien to be duly perfected to the extent required by such Security
Document in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.


               (b) With respect to any Person that is
     or becomes a Subsidiary (other than (y) any Foreign Subsidiary or (z) any Receivables SPV) that has material assets, promptly upon the request of the Administrative Agent: (i) execute and deliver to the Administrative Agent, for the benefit of the Lenders, a new pledge agreement or such amendments to the relevant Pledge Agreement as the Administrative Agent reasonably shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by the Company or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Company or such Subsidiary, as the case may be, and (iii) cause such new Subsidiary (A) to become a party to the Subsidiary Guarantee and the Subsidiary Security
     Agreement or such comparable documentation which is in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable to cause the Lien created by the Subsidiary Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable
     Requirements of Law, including, without
     limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.


               (c) With respect to any Person that is
     or becomes a Foreign Subsidiary and that has material assets, promptly upon the request of the Administrative Agent: (i) execute and deliver to the Administrative Agent a new pledge agreement or such amendments to the relevant Pledge Agreement as the Administrative Agent reasonably shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by the Company or any of its Subsidiaries (provided that in no event shall more than 65% of the Capital Stock of any such Foreign Subsidiary be required to be so pledged),
     (ii) deliver to the Administrative Agent any certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Company or such Subsidiary, as the case may be, and take or cause to be taken all such other actions under the law of the jurisdiction of organization of such Foreign Subsidiary as may be necessary or advisable to perfect such Lien on such Capital Stock, and if requested by the Administrative Agent, deliver to the
     Administrative Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.


               (d) Within 10 days of the Closing Date,
     the Administrative Agent shall have received (i) fully executed counterparts of deeds of trust, leasehold deeds of trust, mortgages, leasehold mortgages and similar documents in each case in form and substance reasonably satisfactory to the Administrative Agent and substantially in the form of Exhibit M (each a "Mortgage" and collectively, the "Mortgages") covering all the Mortgaged
     Properties, and arrangements reasonably
     satisfactory to the Administrative Agent shall be in place to provide that counterparts of such Mortgages shall be promptly recorded upon execution in all places to the extent necessary or desirable, in the reasonable judgment of the Administrative Agent, effectively to create a valid and enforceable first priority Lien, subject only to Permitted Liens, on each Mortgaged
     Property in favor of the Administrative Agent (or such other trustee as may be required or desired under local law) for the benefit of the Lenders,
     (ii) a lender's title insurance policy, paid for by the Company, issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be reasonably requested by the Administrative
     Agent, in form and substance reasonably acceptable to the Administrative Agent, insuring each Mortgage as a first lien on the relevant Mortgaged
     Property and subject only to Liens expressly agreed to by the Administrative Agent and (iii) such other documents (including without limitation, current ALTA/ASCM surveys of any parcel of Real Property made in accordance with ALTA/ASCM standards, including Table A, Items Nos.
     1-4 and 6-13) as are reasonably required by the Administrative Agent.


               (e) Upon the request of the
     Administrative Agent, the Company will, and will cause its Domestic Subsidiaries to, promptly grant to the Administrative Agent, within 60 days of such request, security interests and mortgages (an
     "Additional Mortgage") in such owned Real Property of the Company and its Domestic Subsidiaries as are acquired after the Closing Date by the Company or such Subsidiary and that, together with any improvements thereon, individually have a value of at least $5,000,000, as additional security for the obligations of the Credit Parties under any Credit Document (unless the subject property is already mortgaged to a third party to the extent permitted by subsection 8.2). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens and such other Liens reasonably acceptable to the Administrative Agent. The
     Additional Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Additional
     Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. If requested by the Administrative Agent or the Required Lenders, the Company shall provide a lender's title policy with respect to each such Additional Mortgage conforming to the requirements of subsection 7.9(d).


          SECTION 8.  NEGATIVE COVENANTS

          The Company hereby agrees that it shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly so long as the Commitments remain in effect or any Loan, Note or L/C Obligation remains outstanding and unpaid, any amount (unless cash in an amount equal to such amount has been deposited to a cash collateral account established by the Administrative Agent) remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender or the Administrative Agent hereunder or under any other Credit Document (it being understood that each of the permitted exceptions to each of the covenants in this Section 8 is in addition to, and not overlapping with, any other of such permitted exceptions except to the extent expressly provided):


          8.1  Indebtedness.  Create, incur, assume or
suffer to exist any Indebtedness, except:


               (a) the Indebtedness outstanding on the
     Closing Date and reflected on Schedule 8.1(a), including the refinancing of any such Indebtedness on terms and conditions taken as a whole no less favorable to the Company and its Subsidiaries or the Lenders;


               (b) Indebtedness consisting of the Loans and in connection with the Letters of Credit and this Agreement;


               (c) Indebtedness (i) of the Company to
     any Subsidiary, (ii) of any Domestic Subsidiary to the Company or any other Subsidiary; provided that such Indebtedness referred to in this clause (c), if to the Company or any Domestic Subsidiary, is evidenced by a promissory note or promissory notes which has or have been pledged to the Administrative Agent on terms and conditions satisfactory to the Administrative Agent and (iii) of any Foreign Subsidiary to the Company or any other Subsidiary in an aggregate principal amount at any time outstanding not to exceed $25,000,000 plus the sum of any amounts dividended or distributed to the Company or any Domestic
     Subsidiary by any Foreign Subsidiary, less the sum of (A) the amount of any guarantees of obligations of Foreign Subsidiaries pursuant to subsection
     8.3(c)(ii) and (B) the amount of any investments made in a Foreign Subsidiary pursuant to subsection 8.6(b)(iii);


               (d) Indebtedness of the Company in
     respect of:


                    (i)(y) up to $247,000,000 principal
          amount of Bridge Subordinated Debt issued on the Closing Date, and additional principal amount of Bridge Subordinated Debt issued in lieu of cash interest on the outstanding
          Bridge Subordinated Debt and otherwise as contemplated by the Bridge Loan Agreement upon exchange of Bridge Subordinated Debt into exchange notes or (z) up to $145,000,000 principal amount of Senior Subordinated Notes and up to $170,000,000 principal amount of Senior Discount Notes, in each case, issued on the Closing Date; and


                    (ii) Permanent Subordinated Debt in
          an aggregate principal amount not to exceed the sum of (A) $145,000,000 in aggregate principal amount of Senior Subordinated Notes
          (or any refinancing thereof permitted
          hereunder) and 6% of such amount plus (B) the accreted value of such Senior Discount Notes
          (or any refinancing thereof permitted
          hereunder) at the time of such refinancing and 6% of such value, the proceeds (net of any fees and expenses in connection therewith) of which shall be applied to prepay, redeem, retire or repurchase either
          (I) the outstanding principal amount of the Bridge Subordinated Debt or (II) Permanent
          Subordinated Debt.


               (e) Indebtedness of the Company and its
     Subsidiaries for industrial revenue bonds or other similar governmental and municipal bonds, for the deferred purchase price of newly acquired property and to finance equipment of the Company and its Subsidiaries (pursuant to purchase money mortgages or otherwise and whether owed to the seller or a third party) used in the ordinary course of business (provided such financing is entered into within 180 days of the acquisition of such property) of the Company and its Subsidiaries in an amount (based on the remaining balance of the obligations therefor on the books of the Company and its Subsidiaries) which shall not exceed
     $25,000,000 in the aggregate at any one time outstanding and Indebtedness of the Company and its Subsidiaries in respect of Financing Leases to the extent subsections 8.7 and 8.10 would not be contravened;


               (f) Indebtedness of the Company and its
     Domestic Subsidiaries in an aggregate principal amount at any one time outstanding not in excess of $25,000,000;


               (g) Indebtedness of the Company or any
     of its Subsidiaries pursuant to one or more
     Receivables Facilities;


               (h) Indebtedness in respect of letters
     of credit (other than Letters of Credit issued hereunder) in an aggregate principal amount equal to $25,000,000 at any one time outstanding;


               (i)(i) Indebtedness assumed in
     connection with acquisitions permitted by subsection 8.6(g) (so long as such Indebtedness was not incurred in anticipation of such acquisitions), (ii) Indebtedness of newly acquired
     Subsidiaries acquired in such acquisitions (so long as such Indebtedness was not incurred in anticipation of such acquisition) and (iii)
     Indebtedness owed to the seller in any acquisition permitted by subsection 8.6(g) constituting part of the purchase price thereof, all of which Indebtedness permitted by this subsection 8.1(i) shall not exceed in the aggregate at any one time
     $25,000,000 outstanding;


               (j) Indebtedness in connection with
     workmen's compensation obligations and general liability exposure of the Company and its Subsidiaries;


               (k) Additional unsecured subordinated
     indebtedness of the Company and its Subsidiaries provided that (i) such Indebtedness shall not exceed $10,000,000 in aggregate principal amount at any time outstanding plus any additional principal amount of such Indebtedness issued in lieu of cash interest on such outstanding
     Indebtedness or any refinancing thereof, (ii) no part of the principal amount of such Indebtedness shall have a maturity date earlier than the one-year anniversary of the final Installment
     Payment Date and (iii) the non-default interest rate thereon shall not exceed 12% per annum; and


               (l) Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding not in excess of the equivalent at the date of each incurrence thereof of $25,000,000.


          8.2  Limitation on Liens.  Create, incur,
assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:


               (a) Liens for taxes, assessments or
     other governmental charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP;


               (b) carriers', warehousemen's,
     mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due or which are bonded or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP;


               (c) pledges or deposits in connection
     with workmen's compensation, unemployment insurance and other social security legislation;


               (d) deposits to secure the performance
     of bids, tenders, trade or government contracts
     (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;


               (e) easements (including, without
     limitation, reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially detract from the aggregate value of the properties of the Company and its Subsidiaries, taken as a whole, or in the aggregate materially interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Subsidiaries on the properties subject thereto, taken as a whole;


               (f) Liens in favor of the Administrative
     Agent and the Lenders pursuant to the Credit
     Documents, including Liens pursuant to the Credit
     Documents in respect of Interest Rate Agreements, and bankers' liens arising by operation of law;


               (g) Liens on property of the Company or
     any of its Subsidiaries created solely for the purpose of securing Indebtedness permitted by subsection 8.1(e) representing or incurred to finance, refinance or refund the purchase price of property, 8.1(i) (so long as in the case of clauses (i) and (ii) thereof such Lien was not incurred in anticipation of the related acquisition), or 8.1(l) provided that no such Lien incurred in connection with Indebtedness pursuant to subsection 8.1(e) and 8.1(i) shall extend to or cover other property of the Company or such Subsidiary other than the respective property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property;


               (h) Liens existing on the Closing Date
     after giving effect to the consummation of the Merger and described in subsection 5.13 or
     Schedule 8.2(h) (including the extension of any Liens listed on such Schedule relating to any Indebtedness permitted under subsection 8.1(a) in connection with any refinancing of such Indebtedness permitted by such subsection and any Liens securing Indebtedness to be repaid on the Closing Date to the extent the Company has made arrangements to terminate such Liens in a manner satisfactory to the Administrative Agent), provided that no such Lien shall extend to or cover other property of the Company or the respective Subsidiary other than the respective property so encumbered and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original principal amount of the Indebtedness so secured;

               (i) Liens on documents of title and the
     property covered thereby securing Indebtedness in respect of the Commercial L/Cs;


               (j)(i) mortgages, liens, security
     interests, restrictions, encumbrances or any other matter of record that have been placed by any developer, landlord or other third party on property over which the Company or any Subsidiary of the Company has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;


               (k) Liens in connection with workmen's
     compensation obligations and general liability exposure of the Company and its Subsidiaries;


               (l) Liens on goods (and proceeds
     thereof) securing reimbursement obligations in respect of commercial letters of credit issued in accordance with the terms of this Agreement; and


               (m) Liens on any Receivables Facility
     Assets to secure the repayment of any Indebtedness incurred under any Receivables Facility permitted by subsection 8.1(g).


          8.3  Limitation on Contingent Obligations.
Create, incur, assume or suffer to exist any Contingent
Obligation except:


               (a) the Guarantees;


               (b) other guarantees by the Company
     incurred in the ordinary course of business for an aggregate amount not to exceed $5,000,000 at any one time;


               (c) guarantees by the Company or any
     Domestic Subsidiary (i) of obligations of Domestic
     Subsidiaries of the Company or the Company and
     (ii) of obligations of Foreign Subsidiaries of the Company in an aggregate principal amount not to exceed $25,000,000 plus the sum of any amounts dividended or distributed to the Company or any Domestic Subsidiary by such Foreign Subsidiaries, less any amounts outstanding in accordance with subsections 8.1(c)(iii) and 8.6(b)(iii).


               (d) Contingent Obligations existing on
     the Closing Date and described in Schedule 8.3(d) and Contingent Obligations relating to any Indebtedness permitted under subsection 8.1(a);


               (e) guarantees of obligations to third
     parties in connection with relocation of employees of the Company or any of its Subsidiaries, in an amount which, together with all loans and advances made pursuant to subsection 8.6(f), shall not exceed $5,000,000 at any time outstanding;


               (f) Contingent Obligations in connection with workmen's compensation obligations and general liability exposure of the Company and its Subsidiaries; and


               (g) subordinated guarantees in respect
     of the Subordinated Debt issued by Subsidiaries of the Company which have also issued Guarantees, provided that such subordinated guarantees are subordinated to the Guarantees on substantially the same basis as the Subordinated Debt is subordinated to the Loans.


          8.4  Prohibition of Fundamental Changes.
Enter into any merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any type of business other than of the same general type now conducted by it, except (a) for the transactions otherwise permitted pursuant to clause (b) of subsection 8.5, (b) any Subsidiary of the Company may be merged with and into the Company or a wholly-owned
Domestic Subsidiary of the Company, (c) Subsidiaries with a net book value not greater than $100,000 may be dissolved and (d) any Subsidiary may otherwise be dissolved; provided that upon dissolution, the assets of such Subsidiary are transferred to the Company or a wholly-owned Domestic Subsidiary of the Company on the terms and subject to the conditions set forth in subsection 8.5(b).


          8.5  Prohibition on Sale of Assets.  Convey,
sell, lease (other than a sublease of real property), assign, transfer or otherwise dispose of (including through a transaction of merger or consolidation of any Subsidiary of the Company) any of its property, business or assets (including, without limitation, other payments and receivables but excluding leasehold interests), whether now owned or hereafter acquired, except:


               (a) for sales or other dispositions of
     inventory in the ordinary course of business;


               (b) that the Company or any Subsidiary
     of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets
     (upon voluntary liquidation or otherwise) to, and any Subsidiary of the Company may merge with and into, the Company or a wholly-owned Domestic
     Subsidiary of the Company, and the Company or any Subsidiary of the Company may sell or otherwise dispose of, or part with control of any or all of, the Capital Stock of any Subsidiary to a wholly-owned Domestic Subsidiary of the Company or the Company, provided that no such transaction may be effected if it would result in the transfer of any assets of, or any Capital Stock of, the Company or a Subsidiary to, or the merger with and into, another Subsidiary all of the Capital Stock of which owned by the Company or any Subsidiary has not been pledged to the Administrative Agent and which has not guaranteed the obligations of the Company, for the benefit of the Lenders, under the Notes and this Agreement, and granted liens or security interests in favor of the Administrative
     Agent, for the benefit of the Lenders, on substantially all of its assets to secure such guarantee, pursuant to a guarantee, security agreement and other documentation reasonably satisfactory to the Administrative Agent;


               (c) leases of Fee Properties and other
     real property owned in fee;


               (d) any condemnation or eminent domain
     proceedings affecting any real property, provided that the parties hereto agree that the net proceeds received in connection with such proceeding shall be deemed not to constitute "Net
     Proceeds" if such net proceeds are reinvested in new or existing properties within eighteen months;


               (e) substantially like-kind exchanges of real property; provided that only any cash received by the Company or any Subsidiary of the Company in connection with such an exchange (net of all costs and expenses incurred in connection with such transaction or with the commencement of operation of real property received in such exchange) shall be deemed to be Net Proceeds and shall be applied as provided for in subsection
     4.4(b)(iii);


               (f) for the sale or other disposition of any property that, in the reasonable judgment of the Company has become uneconomic, obsolete or worn out, and which is sold or disposed of in the ordinary course of business;


               (g) for the sale or other disposition of any property the aggregate amount of the net proceeds received in respect of which shall not exceed $7,500,000 during the term of this Agreement;


               (h) the sale, encumbrance or other
     disposition at any time or from time to time of Receivables Facility Assets; and


               (i) any sale or disposition of any
     interest in real property; provided that (i) the net proceeds of any such sale shall constitute Net
     Proceeds only to the extent such net proceeds are not reinvested in real property within twelve months from the date of such sale, (ii) if the real property so sold constituted Collateral under the Security Documents then any real property purchased with the net proceeds thereof shall be mortgaged for the benefit of the Lenders if required by subsection 7.9(e) and in accordance therewith and (iii) the aggregate outstanding amount of net proceeds held by the Company at any time for reinvestment in respect of any real property sold pursuant to this paragraph shall not exceed $15,000,000.


          8.6  Limitation on Investments, Loans and
Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in (including, without limitation, any acquisition of all or any substantial portion of the assets, and any acquisition of a business or a product line, of other companies, other than the acquisition of inventory in the ordinary course of business), any Person (except to the extent permitted by Section 8.7), except:


               (a) the Company may make loans or
     advances to any Domestic Subsidiary, and any Subsidiary may make loans or advances to the Company or any Domestic Subsidiary, to the extent in each case the Indebtedness created thereby is permitted by subsection 8.1(c);


               (b)(i) any Subsidiary may make
     investments in the Company (by way of capital contribution or otherwise), (ii) the Company and any Subsidiary may make investments in, or create, any wholly-owned Domestic Subsidiary (by way of capital contribution or otherwise) or make investments permitted by subsection 8.5(b), provided that, in any such case, the requirements of subsection 7.9 are satisfied and (iii) the Company and any Subsidiary may make investments in, or create, any wholly-owned Foreign Subsidiary
     (by way of capital contribution or otherwise), provided that (x) the requirements of subsection
     7.9 are satisfied and (y) the aggregate amount of all investments in such Foreign Subsidiaries shall not exceed (I) $25,000,000 (plus the sum of any amount dividended or distributed by such Foreign
     Subsidiaries to the Company or any Domestic
     Subsidiary), minus (II) the amount of any Indebtedness of any Foreign Subsidiary at any such time outstanding in accordance with subsection
     8.1(c)(iii) or 8.3 (c)(ii);


               (c) the Company and its Subsidiaries may invest in, acquire and hold Cash Equivalents and Investment Grade Securities;


               (d) the Company or any of its
     Subsidiaries may make payroll advances in the ordinary course of business;


               (e) the Company or any of its
     Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided that nothing in this clause (e) shall prevent the Company or any Subsidiary from offering such concessionary trade terms, or from receiving such investments, in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);


               (f) the Company or any of its
     Subsidiaries may make travel and entertainment advances and relocation and other loans to officers and employees of the Company or any such Subsidiary, provided that the aggregate principal amount of all such loans and advances outstanding at any one time, together with the guarantees of such loans and advances made pursuant to subsection 8.3(e), shall not exceed $5,000,000 at any one time outstanding;


               (g) the Company and its Subsidiaries may make expenditures to acquire all or a portion of the Capital Stock or assets of any Person engaged primarily in one or more businesses in which the Company and its Subsidiaries are engaged or directly related thereto or in the building products industry generally, provided that, after giving pro forma effect to any such acquisition and the financing thereof, (i) the amount of the expenditures in connection with such acquisition does not exceed $35,000,000 without the prior written consent of the Required Lenders, (ii) the provisions of subsection 7.9 are satisfied, (iii) either (A) the ratio of Consolidated Funded
     Indebtedness (excluding Indebtedness in respect of the Senior Discount Notes permitted hereunder) as of the day of such acquisition to Consolidated
     EBITDA for the period of four fiscal quarters ending as at the last day of the most recently ended fiscal quarter is less than 5.00 to 1.00;
     provided that the last four fiscal quarters of Consolidated EBITDA (as may be adjusted for identified post acquisition cost savings reasonably agreed to by the Company and the Administrative Agent) of each acquired company, business or group of assets during the testing period shall be added for purposes of calculating such ratio or (B) the amount of expenditures in connection with such acquisition does not exceed
     $7,500,000 and the Company elects (by prior written notice to the Administrative Agent) to treat such expenditures as "Capital Expenditures" for purposes of this Agreement, including but not limited to subsection 8.7, and (iv) no Default or Event of Default has occurred and is continuing or would result therefrom; and


               (h) the Company or any of its
     Subsidiaries may make investments in, or loans or investments to, joint ventures or other Persons engaged primarily in one or more businesses in which the Company and its Subsidiaries are engaged or directly related thereto or in the building products industry generally, in an aggregate principal amount not to exceed $15,000,000 (plus the sum of any amounts dividended or distributed to the Company or any Domestic Subsidiary of the Company by such joint venture or other Person);
     provided that at the time of and after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom.

     For the purposes of this subsection 8.6, the payment by the Company of expenses and operating costs of any Domestic Subsidiary incurred in the ordinary course of its business shall not be considered to be a loan, advance or other investment of the Company in such Domestic Subsidiary and shall be permitted under this Agreement.


          8.7 Capital Expenditures. Make or commit to make any Capital Expenditures, except that the Company and its Subsidiaries may make or commit to make Capital
Expenditures not exceeding the amount set forth below
(the "Base Amount") for each of the fiscal years or periods of the Company (or other period) set forth below:


         Fiscal Year
            or
          Period                Base Amount

          Closing Date-1998    $55,000,000
          1999                 $32,000,000
          2000                 $34,000,000
          2001                 $36,000,000
          2002                 $38,000,000
          2003                 $40,000,000
          2004                 $42,000,000
          January 1, 2005 to
          June 30, 2005        $22,000,000

provided that (i) for any period set forth above, the Base Amount set forth above may be increased by a maximum of 50% of the Base Amount for any such period by carrying over to any such period any portion of the Base Amount (as increased) not spent in the immediately preceding period and
(ii) for each period of the Company, the Base Amount set forth above shall be increased in the event any Person or assets of such Person (an "Acquired Person") is acquired as permitted herein by an amount equal to 110% of the amount of capital expenditures (determined in accordance with GAAP) of such Acquired Person for the twelve months prior to the date it was acquired ("Acquired Capital Expenditures"); provided that, with respect to the fiscal year in which such Person becomes an Acquired Person, the Base Amount shall be increased by the product of (A) the Acquired Capital Expenditures of such Acquired Person times (B) a fraction, the numerator of which is the number of days remaining in the fiscal year of the Company in which such Acquired Person was acquired and the denominator of which is 365; and provided, further, that, notwithstanding anything to the contrary herein, additional Capital Expenditures may be made with net proceeds received in property sales or dispositions under subsection 8.5(g).


          8.8  Interest Rate Agreements.  Enter into,
create, incur, assume or suffer to exist any Interest
Rate Agreements or obligations in respect thereof except in the ordinary course of business for non-speculative purposes.


          8.9  Debt to EBITDA.  At the last day of any
fiscal quarter set forth below, permit the ratio (the
"Leverage Ratio") of Consolidated Funded Indebtedness as of such day to Consolidated EBITDA for the period of four fiscal quarters ending on such day to be greater than the ratio set forth below for such fiscal quarter;
provided that, with respect to any acquisition permitted by subsection 8.6(g), the last four fiscal quarters of Consolidated EBITDA (as may be adjusted for post acquisition cost savings reasonably agreed to by the Company and the Administrative Agent) of the acquired company shall be added for the purposes of calculating this ratio:

    Fiscal Year        Fiscal Quarter           Ratio

        1997               Third             6.75 to 1.00
                           Fourth            6.75 to 1.00

        1998               First             6.75 to 1.00
                           Second            6.75 to 1.00
                           Third             6.75 to 1.00
                           Fourth            6.50 to 1.00

        1999               First             6.50 to 1.00
                           Second            6.50 to 1.00
                           Third             6.50 to 1.00
                           Fourth            6.00 to 1.00

        2000               First             6.00 to 1.00
                           Second            6.00 to 1.00
                           Third             6.00 to 1.00
                           Fourth            5.75 to 1.00

        2001               First             5.75 to 1.00
                           Second            5.75 to 1.00
                           Third             5.75 to 1.00
                           Fourth            5.50 to 1.00

        2002               First             5.50 to 1.00
                           Second            5.50 to 1.00
                           Third             5.50 to 1.00
                           Fourth            5.25 to 1.00

        2003               First             5.25 to 1.00
                           Second            5.25 to 1.00
                           Third             5.25 to 1.00
                           Fourth            5.00 to 1.00

        2004               First             5.00 to 1.00
                           Second            5.00 to 1.00
                           Third             5.00 to 1.00
                           Fourth            5.00 to 1.00

        2005               First             5.00 to 1.00
                           Second            5.00 to 1.00


          8.10  Interest Coverage.  At the last day of
any fiscal quarter set forth below, permit the Interest
Coverage Ratio to be less than the ratio set forth below for such fiscal quarter:

    Fiscal Year        Fiscal Quarter  Interest Coverage Ratio

        1997               Fourth            2.00 to 1.00

        1998               First             2.00 to 1.00
                           Second            2.00 to 1.00
                           Third             2.00 to 1.00
                           Fourth            2.00 to 1.00

        1999               First             2.00 to 1.00
                           Second            2.00 to 1.00
                           Third             2.25 to 1.00
                           Fourth            2.25 to 1.00

        2000               First             2.25 to 1.00
                           Second            2.25 to 1.00
                           Third             2.25 to 1.00
                           Fourth            2.25 to 1.00

        2001               First             2.25 to 1.00
                           Second            2.25 to 1.00
                           Third             2.25 to 1.00
                           Fourth            2.25 to 1.00

        2002               First             2.25 to 1.00
                           Second            2.25 to 1.00
                           Third             2.25 to 1.00
                           Fourth            2.25 to 1.00

        2003               First             2.25 to 1.00
                           Second            2.25 to 1.00
                           Third             2.25 to 1.00

        2004               First             2.25 to 1.00
                           Second            2.25 to 1.00
                           Third             2.25 to 1.00
                           Fourth            2.25 to 1.00

        2005               First             2.25 to 1.00
                           Second            2.25 to 1.00


          8.11  Limitation on Dividends.  Declare any
dividends on any shares of any class of Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of Capital Stock, or any warrants or options to purchase such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any of its Subsidiaries;
except that:


               (a) Subsidiaries may pay dividends to
     the Company or to Domestic Subsidiaries which are directly or indirectly wholly-owned by the Company;


               (b) the Company may pay or make
     dividends or distributions to any holder of its Capital Stock in the form of additional shares of Capital Stock of the same class and type; and

               (c) the Company may repurchase Capital Stock of the Company owned by former, present or future employees of the Company or its Subsidiaries or their assigns, estates and heirs, provided that the aggregate amount expended by the Company pursuant to this clause (c) shall not in the aggregate exceed (i) $2,500,000 in any fiscal year or (ii) $7,500,000 during the term of this Agreement, plus any amounts contributed to the Company as a result of resales of such repurchased shares of Capital Stock.


          8.12  Transactions with Affiliates.  Enter
into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except for transactions which are otherwise permitted under this Agreement and which are in the ordinary course of the Company's or a Subsidiary's business and which are upon fair and reasonable terms no less favorable to the Company or such Subsidiary than it would obtain in a hypothetical comparable arm's length transaction with a Person not an Affiliate, provided that nothing in this subsection 8.12 shall prohibit the Company or its Subsidiaries from engaging in the following transactions: (x) the performance of the Company's or any Subsidiary's obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (y) the payment of compensation to employees, officers, directors or consultants in the ordinary course of business, or (z) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business.


          8.13  Prepayments and Amendments of
Subordinated Debt. (a) Optionally prepay, retire, redeem, purchase, defease or exchange, or make any mandatory prepayment, retirement, redemption, purchase or defeasance of any Subordinated Debt (other than (x) any redemption of the Bridge Subordinated Debt, the Senior Subordinated Notes or the Senior Discount Notes with proceeds of Permanent Subordinated Debt as permitted by subsection 8.1(d), (y) any refinancing of the Permanent Subordinated Debt contemplated in the definition thereof or (z) any redemption of Subordinated Debt with the proceeds of the issuance of Capital Stock to the extent permitted by subsection
4.4(b)(i)) or pay any interest on Subordinated Debt in cash if such interest may be paid by the issuance of additional Subordinated Debt or (b) waive, amend, supplement, modify, terminate or release the provisions of any Subordinated Debt, to the extent that any such waiver, amendment, supplement, modification, termination or release would be materially adverse to the Lenders.


          8.14  Limitation on Changes in Fiscal Year.
Permit the fiscal year of the Company to end on a day other than December 31 in any calendar year.


          8.15  Limitation on Lines of Business.  Enter
into any business, either directly or through any Subsidiary, except for those businesses in which the Company or any Subsidiary is engaged on the date of this Agreement (or which are directly related thereto or those related generally to the building products industry).



          SECTION 9.  EVENTS OF DEFAULT

          Upon the occurrence and during the continuance of any of the following events:


               (a) The Company shall fail to (i) pay
     any principal of any Loan or Note when due in accordance with the terms hereof or thereof or to reimburse the Issuing Lender in accordance with subsection 3.8 or (ii) pay any interest on any Loan or Note or any other amount payable hereunder within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or


               (b) Any representation or warranty made
     or deemed made by any Credit Party in any Credit
     Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or


               (c) The Company shall default in the
     observance or performance of any agreement contained in subsection 7.7(a) or 7.9 or Section 8 of this Agreement or the Company shall default in the observance or performance of any agreement contained in subsections 5(a), (h) through (k) and
     (o) of the Company Security Agreement or subsections 5(a), (b) and (c) of the Company
     Pledge Agreement or any Subsidiary shall default in the observance or performance of any agreement contained in subsections (a),(h) through (k) and
     (o) of the Subsidiary Security Agreement, subsection 10 of the Subsidiary Guarantee or subsections 5(a), (b) and (c) of the Subsidiary
     Pledge Agreement or Section 5, 6 or 7 of any
     Mortgage; or


               (d) Any Credit Party shall default in
     the observance or performance of any other agreement contained in any Credit Document and such default shall continue unremedied for a period of 30 days; or


               (e) The Company or any of its
     Subsidiaries (other than a Receivables SPV) shall
     (i) default in any payment of principal of or interest on or other amounts in respect of any Indebtedness (other than the Loans, the L/C
     Obligations and any inter-company debt) or Interest Rate Agreement or in the payment of any Contingent Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness, Interest Rate
     Agreement or Contingent Obligation was created; or
     (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Interest Rate Agreement or
     Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent
     Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, or such Contingent
     Obligation to become payable, any applicable grace period having expired; in each case, provided that the aggregate principal amount of all such Indebtedness, Interest Rate Agreements and
     Contingent Obligations under which a default exists or which would then become due or payable equals or exceeds $10,000,000; or


               (f)(i) The Company or any of its
     Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or


               (g)(i) Any Person shall engage in any
     "prohibited transaction" (as defined in Section
     406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Company or any Commonly Controlled Entity, (iii) a Reportable
     Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA,
     (v) the Company or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer
     Plan or (vi) any other event or condition shall occur or exist with respect to a Plan, and such event or condition, together with all other such events or conditions, relating to a Plan, if any, would be reasonably likely to subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate resulting in a material adverse effect to the Company and its Subsidiaries taken as a whole; or


               (h) One or more judgments or decrees
     shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $10,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment; or


               (i) Any Credit Document shall cease, for any reason, to be in full force and effect or any Credit Party or any of its Subsidiaries shall so assert in writing, or any Security Document shall cease to be effective to grant a perfected Lien on the collateral described therein with the priority purported to be created thereby (other than as a result of any action or inaction on the part of the Administrative Agent or the Lenders), subject to such exceptions as may be permitted therein or herein, and in the case of any Security Agreement, such condition shall continue unremedied for 30 days after notice thereof to the Company by the Administrative Agent or any Lender; or


               (j) There shall have occurred a Change
     of Control; or


               (k) The subordination provisions of any
     document governing any Subordinated Debt shall cease, for any reason, to be valid or any Credit
     Party or any of its Subsidiaries shall so assert in writing;

then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Company, automatically (i) the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (ii) all obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and the Issuing Lender's obligations to issue the Letters of Credit shall immediately terminate and (b) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company, declare the Commitments and the Issuing Lender's obligations to issue the Letters of Credit to be terminated forthwith, whereupon the Commitments and such obligations shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Company, (A) declare all or a portion of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (B) declare all or a portion of the obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Company discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations. All payments under this Section 9 on account of undrawn Letters of Credit shall be made by the Company directly to a cash collateral account established by the Administrative Agent for such purpose for application to the Company's reimbursement obligations under subsection 3.8 as drafts are presented under the Letters of Credit, with the balance, if any, to be applied to the Company's obligations under this Agreement and the Notes as the Administrative Agent shall determine with the approval of the Required Lenders. Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.



          SECTION 10.  THE ADMINISTRATIVE AGENT; THE ISSUING LENDER


          10.1  Appointment.  Each Lender hereby
irrevocably designates and appoints Chase as the Administrative Agent and Bankers Trust Company as the
Documentation Agent under this Agreement and irrevocably authorizes Chase as Administrative Agent and Bankers Trust Company as Documentation Agent for such Lender to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or the Documentation Agent by the terms of the Credit
Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and the Documentation Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Credit Documents or otherwise exist against the Administrative Agent or the Documentation Agent.


          10.2  Delegation of Duties.  The
Administrative Agent may execute any of its duties under this Agreement and each of the other Credit
Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative
Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in subsection 10.3.


          10.3  Exculpatory Provisions.  Neither the
Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or
Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Credit Documents (except for its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in the Credit
Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, the Credit Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Credit Documents or for any failure of any Credit Party to perform its obligations thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document, or to inspect the properties, books or records of any Credit Party.


          10.4  Reliance by Administrative Agent.  The
Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, entries maintained in the Register, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper
Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The
Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative
Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Credit Document in accordance with a request of the Required Lenders (unless a higher percentage of Lenders is expressly required), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.


          10.5  Notice of Default.  The Administrative
Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Company or any other Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative
Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.


          10.6  Non-Reliance on Administrative Agent
and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of AcquisitionCo and the Company and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of AcquisitionCo and the Company and its Subsidiaries.
Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative
Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Credit Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or
Affiliates.


          10.7  Indemnification.  The Lenders agree to
indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Credit
Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their respective Commitments (or, to the extent such Commitments have been terminated, according to the respective outstanding principal amounts of the Loans and the L/C Obligations and the respective obligations, whether as Issuing Lender or a Participating Lender, under the Letter of Credit), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative
Agent in any way relating to or arising out of the Credit Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's gross negligence or willful misconduct. The agreements in this subsection 10.7 shall survive the repayment of the Loans and all other amounts payable hereunder.


          10.8  The Administrative Agent in its
Individual Capacity.  The Administrative Agent and its
Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company and its Subsidiaries as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Administrative
Agent shall have the same rights and powers, duties and liabilities under the Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.


          10.9  Successor Administrative Agent.  The
Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders. If the Administrative Agent shall resign as Administrative
Agent under the Credit Documents, then the Required
Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall, so long as no Event of Default has occurred and is continuing, be approved by the Company, which shall not unreasonably withhold its approval, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term
"Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section
10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Credit Documents.


          10.10  Issuing Lender as Issuer of Letters of
Credit.  Each Lender which is a holder of a Revolving
Credit Commitment (collectively "Revolving Credit
Lenders") hereby acknowledges that the provisions of this Section 10 shall apply to the Issuing Lender, in its capacity as issuer of the Letters of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent, except that obligations to indemnify the Issuing Lender shall be ratable among the Revolving Credit Lenders in accordance with their respective Revolving Credit
Commitments (or, if the Revolving Credit Commitments have been terminated, the outstanding principal amount of their respective Revolving Credit Loans and L/C
Obligations and their respective participating interests in the outstanding Letters of Credit).


          SECTION 11.  MISCELLANEOUS


          11.1  Amendments and Waivers.  Except as
otherwise expressly set forth in this Agreement, no Credit Document nor any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection 11.1. With the written consent of the Required Lenders, the Administrative Agent and the respective Credit Parties or their Subsidiaries may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to any Credit Document to which they are parties or changing in any manner the rights of the Lenders or of any such Credit Party or its Subsidiaries thereunder or waiving, on such terms and conditions as the Administrative
Agent may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences; provided that:


               (a) no such waiver and no such
     amendment, supplement or modification shall release collateral not required or permitted by any Credit Document to be released and which, in the aggregate with all other collateral released pursuant to this clause (a) (other than collateral released pursuant to the proviso to this clause
     (a)) during the calendar year in which such proposed release would be effected and the immediately preceding calendar year, has fair market value on the proposed date of release in excess of 20% of the fair market value of all collateral (including any Guarantee) on such date without the written consent of the Supermajority
     Lenders; provided that, notwithstanding the foregoing, this clause (a) shall not be applicable to and no consent shall be required for (i) releases of collateral in connection with any Asset Sales permitted by subsection 8.5, (ii) releases of collateral in accordance with subsection 11.11 or (iii) upon the reincorporation of the Company or any Subsidiary in a new jurisdiction or the creation of a new Subsidiary of the Company, any release of collateral in connection with the transfer of such released collateral to such reincorporated entity or new
     Subsidiary in compliance with subsection 8.4, provided that the Administrative Agent, in its sole discretion, determines that such release and transfer, together with any grant and perfection of a new Lien therein in favor of the Administrative Agent, will cause no material impairment of the value of the collateral taken as a whole, after giving effect to such release and transfer;


               (b) no such waiver and no such
     amendment, supplement or modification shall extend the final maturity date of any Note or the scheduled payment date of any installment of any Loan, or reduce the rate or extend the time of payment of interest thereon, or change the method of calculating interest thereon, or reduce or extend the time of payment of any fee payable to the Lenders hereunder, or reduce the principal amount thereof, or change the amount of any Lender's Commitment or Commitment Percentage, or amend, modify or waive any provision of subsection
     4.9(b) or this subsection 11.1 or reduce the percentage specified in the definition of Required
     Lenders or reduce the percentage specified in the definition of Supermajority Lenders or consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit
     Document, in each case, without the prior written consent of each Lender directly affected thereby;


               (c) no such waiver and no such
     amendment, supplement or modification affecting the then Administrative Agent or Issuing Lender shall amend, modify or waive any provision of
     Section 10 without the written consent of such Administrative Agent and Issuing Lender;

               (d) without the consent of each of the
     Lenders which are Revolving Credit Lenders only, each of the Lenders which are holders of the Term
     Loan Notes may amend this Agreement and the Term
     Loan Notes to extend the maturities of the installments of the Term Loans, and without the consent of each of the Lenders which are holders of the Term Loans only, the Revolving Credit
     Lenders may amend this Agreement and the Revolving
     Credit Notes to extend the Revolving Credit
     Termination Date; and


               (e) no such waiver, and no such
     amendment, supplement or modification shall amend, modify or waive the prepayment requirements specified in subsection 4.4(b)(i), (ii) and (iii) or the order of application of prepayments specified in subsection 4.4(a) or 4.4(b)(v) without the written consent of the holders of at least 51% of each of (i) the aggregate unpaid principal amount of the Term Loans, if any, and
     (ii) the Revolving Credit Commitments or, if the Revolving Credit Commitments are terminated, the aggregate unpaid principal amount of the Revolving
     Credit Loans (the Term Loans and the Revolving
     Credit Commitments of any Non-Funding Lender to be disregarded in determining such percentage at any time);

any such waiver and any such amendment, supplement or modification described in this subsection 11.1 shall apply equally to each of the Lenders and shall be binding upon each Credit Party and its Subsidiaries, the Lenders, the Administrative Agent and the Issuing Lender and all future holders of the Notes and the Loans. Any extension of a Letter of Credit by the Issuing Lender shall be treated hereunder as a new Letter of Credit. In the case of any waiver, the Credit Parties, the Lenders, the Administrative
Agent and Issuing Lender shall be restored to their former position and rights hereunder and under the outstanding
Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.


          11.2  Notices.  All notices, requests and
demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or telex, if one is listed), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three
Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of the Company, the Administrative Agent, and as set forth in Schedule I in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

                      The Company: Falcon Building Products, Inc.
                                   Two North Riverside Plaza
                                   Chicago, Illinois 60606
                                   Attention:  Gus J. Athas and
                                               Anthony Navitsky
                                   Telecopy:  (312) 906-8402

     With a copy to:  Gibson, Dunn & Crutcher LLP
                                   200 Park Avenue
                                   New York, New York 10166
                                   Attention:  Janet Vance, Esq.
                             Telecopy:  (212) 351-4035

                                      The Administrative Agent and Swing
                                      Line Lender: The Chase Manhattan Bank
                                                   Agent Bank Services
                                                   1 Chase Manhattan Plaza,
                                                   8th floor
                                                   New York, New York  10081
                                                   Attention: Janet M. Belden
                                       Telecopy: (212) 622-0122

                                    With a copy to: Chase Securities Inc.
                                                    10 South LaSalle Street
                                                    23rd Floor
                                                    Chicago, Illinois  60603
                                         Attention: Jon R. Hinard
                                          Telecopy:  (312) 443-1964

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsections 3.4, 3.5, 4.1, 4.2, 4.3 and 4.4 shall not be effective until received and, provided, further, that the failure to provide the copies of notices to the Company provided for in this subsection 11.2 shall not result in any liability to the Administrative Agent.


          11.3  No Waiver; Cumulative Remedies.  No
failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.


          11.4  Survival of Representations and
Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Letters of Credit and the Notes.


          11.5  Payment of Expenses and Taxes.  The
Company agrees (a) to pay or reimburse the Administrative Agent, the Documentation Agent and the
Arranger for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, negotiation, preparation and execution of the Credit Documents and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of one counsel to the Administrative
Agent, the Documentation Agent and the Arranger (b) to pay or reimburse all of the reasonable expenses, including without limitation, reasonable fees and expenses of counsel, incurred by the Administrative
Agent in connection with the administration of the facilities provided for herein or in connection with any amendments, waivers, work-outs or restructurings in respect thereof, (c) to pay or reimburse the Administrative Agent, the Documentation Agent, the
Arranger, the Issuing Lender and each Lender for all their costs and expenses incurred in connection with, and to pay, indemnify, and hold the Administrative
Agent, the Documentation Agent, the Arranger, the
Issuing Bank and each Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with, the enforcement or preservation of any rights under any Credit Document and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Administrative Agent, the Arranger and each Lender incurred in connection with the foregoing and in connection with advising the Administrative Agent with respect to its rights and responsibilities under this Agreement and the documentation relating thereto, (d) to pay, indemnify, and to hold the Administrative Agent, the Documentation
Agent, the Arranger and each Lender harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes
(other than withholding taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other documents, and (e) to pay, indemnify, and hold the Administrative Agent, the Documentation Agent, the Arranger, the Issuing Bank and each Lender and their respective Affiliates, officers, directors and trustees harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever
(including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against the Administrative Agent, the Documentation Agent, the Arranger, the Issuing Bank or the Lenders or such Affiliates, officers, directors or trustees (x) arising out of or in connection with any investigation, litigation or proceeding related to this Agreement, the other Credit Documents, the proceeds of the Loans or the Subordinated Debt and the transactions contemplated by or in respect of such use of proceeds, or any of the other transactions contemplated hereby, whether or not the Administrative Agent, the Documentation Agent, the Arranger, the Issuing Bank or any of the Lenders or such Affiliates, officers, directors or trustees is a party thereto, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the Company, any of its Subsidiaries or any of the facilities and properties owned, leased or operated by the Company or any of its Subsidiaries, or (y) without limiting the generality of the foregoing, by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payments under, Letters of Credit (it being agreed that nothing in this subsection 11.5(d)(y) is intended to limit the Company's obligations pursuant to subsection 3.8) (all the foregoing, collectively, the "indemnified liabilities"), provided that the Company shall have no obligation hereunder with respect to indemnified liabilities of the Administrative Agent, the Documentation Agent, the Arranger, the Issuing Bank or any Lender or any of their respective Affiliates, officers, directors and trustees arising from (i) the gross negligence or willful misconduct of the person seeking indemnification or (ii) legal proceedings commenced against the Administrative Agent, the Documentation Agent, the Arranger, the Issuing Bank or
Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such or (iii) legal proceedings commenced against the Administrative Agent, the Documentation Agent, the
Arranger, the Issuing Bank or any such Lender by any Transferee (as defined in subsection 11.6). Without limiting the foregoing, and to the extent permitted by applicable law, the Company agrees not to assert, and hereby waives (and shall cause the Subsidiaries not to assert and to waive) all rights for contribution or any other rights of recovery with respect to all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, under or related to Environmental Laws, that any of them might have by statute or otherwise against the Administrative Agent, the Documentation Agent, the
Arranger, the Issuing Lender or any Lender. The agreements in this subsection 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.


          11.6  Successors and Assigns; Participations
and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Company, the Lenders, the Administrative Agent, the Documentation
Agent, the Arranger, all future holders of the Notes and the Loans, and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.


               (b) Any Lender may, in the ordinary
     course of its commercial banking or lending business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any participating interest in the Letters of Credit of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other
     Credit Documents. The Company agrees that if amounts outstanding under this Agreement and the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note;
     provided that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in subsection 11.7. The Company also agrees that each Participant shall be entitled to the benefits of subsections 3.10, 4.11 and 4.12 with respect to its participation in the Letters of Credit and in the Commitments and the Loans outstanding from time to time as if it were a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor
     Lender to such Participant had no such transfer occurred. Each Lender agrees that the participation agreement pursuant to which any Participant acquires its participating interest
     (or any other document) may afford voting rights to such Participant, or any right to instruct such Lender with respect to voting hereunder, only with respect to matters requiring the consent of either all of the Lenders hereunder or all of the Lenders holding the relevant Term Loans or Revolving
     Credit Commitments subject to such participation.


               (c) Subject to paragraph (g) of this
     subsection 11.6, any Lender may, in the ordinary course of its commercial banking, lending or investment business and in accordance with applicable law, (i) at any time and from time to time assign all or any part of its rights and obligations under this Agreement and the Notes to any Lender or any Affiliate thereof, provided that, in the event of a sale of less than all of such rights and obligations, such assigning Lender after any such sale to any other Lender or any Affiliate of such Lender shall retain Commitments and/or Loans and/or L/C Participating Interests aggregating at least $5,000,000 (or such lesser amount as the Administrative Agent may determine) and (ii) with the consent of the Company and the Administrative Agent (which in each case shall not be unreasonably withheld or delayed) at any time and from time to time assign to one or more additional banks, mutual funds or financial institutions or entities (each, an "Assignee"), all or any part of its rights and obligations under this Agreement and the Notes, pursuant to an Assignment and Acceptance, executed by such Assignee, such transferor Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Company and the Administrative Agent), and delivered to the Administrative Agent for its acceptance and recording in the Register (as defined below);
     provided that (A) each such sale pursuant to clause (ii) of this subsection 11.6(c) shall be in a principal amount of $5,000,000 or more unless the Assigning Lender is transferring all of its rights and obligations and (B) in the event of a sale of less than all of such rights and obligations, such Lender after any such sale shall retain Commitments and/or Loans and/or L/C
     Participating Interests aggregating at least
     $5,000,000 (or such lesser amount as the Administrative Agent and the Company may determine). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent of the interest transferred, as reflected in such Assignment and Acceptance, be released from its obligations under this Agreement
     (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of the indemnification provisions set forth in subsection 11.5).


               (d) The Administrative Agent, which for
     purposes of this subsection 11.6(d) only shall be deemed to be the agent of the Company, shall maintain at the address of the Administrative
     Agent referred to in subsection 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Credit
     Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.


               (e) Upon its receipt of an Assignment
     and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Company and the Administrative Agent), together with payment to the Administrative Agent of a registration and processing fee of $4,000 if the Assignee is not a Lender prior to the execution of such supplement and $1,000 otherwise, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Company. On or prior to such effective date, the Company at its own expense, shall execute and deliver to the Administrative Agent (in exchange for any or all of the Term Loan Notes or Revolving Credit Notes of the assigning Lender, if any) new Term Loan
     Notes or Revolving Credit Notes, as the case may be, to the order of such Assignee (if requested) in an amount equal to the Revolving Credit
     Commitment or the Term Loans, as the case may be, assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment or any Term Loans hereunder, new Term Loan Notes or Revolving Credit Notes, as the case may be, to the order of the assigning
     Lender in an amount equal to the Commitment or such Term Loans, as the case may be, retained by it hereunder (if requested). Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.


               (f) The Administrative Agent, the
     Documentation Agent, the Arranger and the Lenders agree that they will use reasonable efforts to protect the confidentiality of any confidential information concerning the Company and its Subsidiaries and Affiliates. Notwithstanding the foregoing, the Company authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the Company and its Subsidiaries which has been delivered to such Lender by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Company in connection with such Lender's credit evaluation of the Company and its Subsidiaries prior to becoming a party to this Agreement; provided that each Lender shall cause its respective prospective Transferees to agree in writing to protect the confidentiality of any confidential information concerning the Company and its Subsidiaries and Affiliates.


               (g) If, pursuant to this subsection
     11.6, any interest in this Agreement or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer either (1) in the case of a Transferee that is a "bank" within the meaning of Section
     881(c)(3)(A) of the Code, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Administrative Agent and the Company) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Company or the transferor Lender with respect to any payments to be made to such Transferee in respect of the Loans or L/C Participating Interests, (ii) to furnish to the transferor Lender (and, in the case of any Transferee registered in the Register, the Administrative Agent and the Company) either U.S.
     Internal Revenue Service Form 4224 or U.S.
     Internal Revenue Service Form 1001 (wherein such
     Transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) to agree
     (for the benefit of the transferor Lender, the Administrative Agent and the Company) to the extent permitted by then-current law to provide the transferor Lender (and, in the case of any Transferee registered in the Register, the Administrative Agent and the Company) a new Form
     4224 or Form 1001 upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption or (2) in the case of any Transferee that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (i) to represent to the transferor Lender
     (for the benefit of the transferor Lender, the Administrative Agent and the Company) that it is not a "bank" within the meaning of Section
     881(c)(3)(A) of the Code, (ii) to furnish to the transferor Lender (and, in the case of any Transferee registered in the Register, to the Company), with a copy to the Administrative Agent,
     (A) a Subsection 4.11(d)(2) Certificate and (B) two (2) accurate and complete original signed copies of Internal Revenue Service Form W-8, certifying to such Transferee's legal entitlement on the date of the effectiveness of such transfer to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to all payments to be made under this Agreement, and (iii) to agree (for the benefit of the transferor Lender, the Administrative Agent and the Company), to the extent legally entitled to do so, upon reasonable request by the transferor Lender (or, in the case of any Transferee registered in the Register, the Administrative Agent or the Company), to provide to the transferor Lender, the Administrative Agent and the Company such other forms as may be required to establish the legal entitlement of such Transferee to an exemption from withholding tax with respect to payments under this Agreement.


               (h) For avoidance of doubt, the parties
     to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.


          11.7  Adjustments; Set-off.  (a)  If any
Lender (a "benefitted Lender") shall at any time receive any payment of all or part of any of its Loans or L/C Participating Interests, as the case may be, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of Section 9, or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender's Loans or L/C
Participating Interests, as the case may be, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Loans or L/C Participating
Interests, as the case may be, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Lender so purchasing a portion of another Lender's Loans and/or L/C Participating Interests may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. The Administrative Agent shall promptly give the Company notice of any set-off, provided that the failure to give such notice shall not affect the validity of such set-off.


               (b) In addition to any rights and
     remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon the filing of a petition under any of the provisions of the federal bankruptcy code or amendments thereto, by or against; the making of an assignment for the benefit of creditors by; the application for the appointment, or the appointment, of any receiver of, or of any substantial portion of the property of; the issuance of any execution against any substantial portion of the property of; the issuance of a subpoena or order, in supplementary proceedings, against or with respect to any substantial portion of the property of; or the issuance of a warrant of attachment against any substantial portion of the property of; the Company to set off and apply against any indebtedness, whether matured or unmatured, of the Company to such Lender, any amount owing from such Lender to the Company, at or at any time after, the happening of any of the above mentioned events, and as security for such indebtedness, the Company hereby grants to each Lender a continuing security interest in any and all deposits, accounts or moneys of the Company then or thereafter maintained with such Lender, subject in each case to subsection 11.7(a) of this Agreement.
     The aforesaid right of set-off may be exercised by such Lender against the Company or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Company, or against anyone else claiming through or against the Company or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant.
     Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.


          11.8  Counterparts.  This Agreement may be
executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative
Agent. This Agreement shall become effective with respect to the Company, the Administrative Agent, the Documentation Agent and the Lenders when the Administrative Agent shall have received copies of this Agreement executed by the Company, the Administrative
Agent, the Documentation Agent and the Lenders, or, in the case of any Lender, shall have received telephonic confirmation from such Lender stating that such Lender has executed counterparts of this Agreement or the signature pages hereto and sent the same to the Administrative Agent.


          11.9  Governing Law; No Third Party Rights.
This Agreement and the Notes and the rights and obligations of the parties under this Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and, except as set forth in subsection 11.6, no other Persons shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.


          11.10  Submission to Jurisdiction; Waivers.
(a) Each party to this Agreement hereby irrevocably and unconditionally:


               (i) submits for itself and its property
     in any legal action or proceeding relating to this Agreement or any of the other Credit Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New
     York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;


               (ii) consents that any such action or
     proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;


               (iii) agrees that service of process in
     any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and


               (iv) agrees that nothing herein shall
     affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.


               (b) Each party hereto unconditionally
     waives trial by jury in any legal action or proceeding referred to in paragraph (a) above and any counterclaim therein.


          11.11  Releases.  The Administrative Agent
and Lenders agree to cooperate with the Company and its Subsidiaries with respect to any sale or other disposition permitted by subsection 8.5 and promptly take such action and execute and deliver such instruments and documents necessary to release the liens and security interests created by the Security
Documents relating to any of the assets or property affected by any such sale permitted by subsection 8.5.
including, without limitation, any Uniform Commercial
Code amendment, release or termination or partial release or termination statements.


          11.12  Interest.  Each provision in this
Agreement and each other Credit Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, by the Company for the use, forbearance or detention of the money to be loaned under this Agreement or any other Credit
Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Credit Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest to exceed the highest lawful rate permitted by applicable law (the "Highest Lawful Rate"), and all amounts owed under this Agreement and each other Credit
Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Agreement or such other Credit
Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate. Notwithstanding any provision in this Agreement or any other Credit
Document to the contrary, if the maturity of the Loans or the obligations in respect of the other Credit
Documents are accelerated for any reason, or in the event of any prepayment of all or any portion of the Loans or the obligations in respect of the other Credit
Documents by the Company or in any other event, earned interest on the Loans and such other obligations of the Company may never exceed the Highest Lawful Rate, and any unearned interest otherwise payable on the Loans or the obligations in respect of the other Credit
Documents that is in excess of the Highest Lawful Rate shall be cancelled automatically as of the date of such acceleration or prepayment or other such event and (if theretofore paid) shall, at the option of the holder of the Loans or such other obligations, be either refunded to the Company or credited on the principal of the Loans. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Company and the Lenders shall, to the maximum extent permitted by applicable law, amortize, prorate, allocate and spread, in equal parts during the period of the actual term of this Agreement, all interest at any time contracted for, charged, received or reserved in connection with this Agreement.


          11.13  Special Indemnification.
Notwithstanding any provision in this Agreement to the contrary, (A) each Lender, or Transferee of any Lender pursuant to subsection 11.6(g) of this Agreement, shall indemnify the Company and the Administrative Agent, and hold each of them harmless against any and all payments, expenses or taxes which the Company or the Administrative Agent may become subject to or obligated to pay if and to the extent that, (i) on the Closing
Date or the effective date of transfer, as the case may be, such Lender, or such Transferee of a Lender pursuant to subsection 11.6(g) of this Agreement, (a) makes the representation and covenants set forth in subsection 4.11(d)(2) of this Agreement, or, in the case of a Transferee, pursuant to subsection 11.6(g)(2) of this Agreement and the Assignment and Acceptance, and (b) is not in fact also qualified to make the representation and covenants set forth in subsection
4.11(d)(1) of this Agreement or, in the case of a Transferee, pursuant to subsection 11.6(g)(2) of this Agreement and the Assignment and Acceptance, and (ii) as a result of any Change in Law or compliance by such Lender, or Transferee, with any request or directive
(whether or not having the force of law) from any central bank or other Governmental Authority the Company or the Administrative Agent is required to make any additional payments on account of U.S. withholding taxes and amounts related thereto with respect to any payments under this Agreement, any Note, or a Eurodollar Loan, made prior to such Change in Law or request or directive, none of which payments would have been required if such Lender, or Transferee, was qualified on the Closing Date or the date of the transfer, as the case may be, to make the representation and covenants set forth in subsection
4.11(d)(1) of this Agreement or pursuant to subsection
11.6(g)(1) of this Agreement and the Assignment and Acceptance, as the case may be, and (B) each Lender, or Transferee, agrees that to the extent any amount payable by such Lender or Transferee pursuant to this subsection 11.13 remains unpaid on any Interest Payment
Date or the date on which any prepayment is made, the Company shall have the right to set-off against any payment due to such Lender or Transferee on such date any amounts owing to the Company pursuant to this subsection 11.13.

          11.14  Permitted Payments and Transactions.
Notwithstanding any provision to the contrary contained in this Agreement, the Company and its Subsidiaries shall be permitted to pay fees and expenses pursuant to or in respect of, the following agreements, and, in the case of clauses
(a) and (d) below, to engage in the following transactions:
(a)(i) the Agreement for Management and Advisory Services, between Investcorp International, Inc. ("III") and AcquisitionCo dated as of June 17, 1997, (ii) the Loan Financing Advisory Agreement between III and AcquisitionCo dated as of March 20, 1997, (iii) the Equity Placement Fee Letter between Investcorp and AcquisitionCo dated June 17, 1997, (iv) the Standby Commitment Agreement between AcquisitionCo and Invifin S.A. dated as of June 17, 1997 and (v) the Merger Agreement; (b) agreements with any Person or Persons providing for the payment of customary fees in connection with serving as a director of the Company or any Subsidiary of the Company; (c) agreements providing for the payment of commercially reasonable fees in connection with any permitted financing, refinancing, sale, transfer, sale and leaseback or other permitted disposition of any assets of the Company or its Subsidiaries; (d) the borrowing of any Indebtedness to the extent, and upon the terms and conditions, the same is expressly permitted under subsection 8.1; and (e) agreements providing for commercially reasonable fees in connection with any permitted purchase or acquisition of stock or assets by the Company or any of its Subsidiaries.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New
York, New York by their proper and duly authorized officers as of the day and year first above written.

                              FALCON BUILDING PRODUCTS, INC.

                              By: /s/ Gus J. Athas
                                 -----------------
                              Title: Senior Vice President
                                   and General Counsel



                              THE CHASE MANHATTAN BANK, as
                              Administrative Agent, Issuing
                              Lender and a Lender

                              By: /s/ Deborah Davey
                                  -----------------
                              Title: Vice President



                              BANKERS TRUST COMPANY, as
                              Documentation Agent and as a
                              Lender

                              By: /s/ Patricia Hogan
                                  ------------------
                              Title: Vice President



                              BANKBOSTON, N.A.

                              By: /s/ Timothy M. Barns
                                  --------------------
                              Title: Division Executive



                              CITICORP USA, INC.

                              By: /s/ Jerome Fikke
                                  ----------------
                              Title: Managing Director attorney in fact





                              FLEET NATIONAL BANK

                              By: /s/ James T. Anderson
                                  ---------------------
                              Title: Managing Director



                              FIRST UNION NATIONAL BANK OF NORTH CAROLINA

                              By: /s/ Henry R. Biedrzycki
                                  -----------------------
                              Title: Vice President



                              PNC BANK, NATIONAL ASSOCIATION

                              By: /s/ Kenneth Sweder
                                  ------------------
                              Title: Assistant Vice President



                              CAISSE NATIONALE DE CREDIT AGRICOLE

                              By: /s/ David Bouhl, F.V.P.
                                  -----------------------
                              Title: Head of Corporate Banking Chicago



                              BANK OF TOKYO-MITSUBISHI TRUST COMPANY

                              By: /s/ Paul P. Malecki
                                  -------------------
                              Title: Vice President



                              HARRIS TRUST & SAVINGS BANK

                              By: /s/ John M. Dillon
                                  ------------------
                              Title: Vice President




                              NATIONAL WESTMINSTER BANK PLC

                              By: /s/ Edward J. Weld
                                  ------------------
                              Title: Vice President



                              HELLER FINANCIAL, INC.

                              By: /s/ Linda W. Wolf
                                  -----------------
                              Title: Senior Vice President



                              THE LONG TERM CREDIT BANK OF
                              JAPAN, LTD., CHICAGO BRANCH

                              By: /s/ Armund J. Schoen, Jr.
                                  -------------------------
                              Title: Vice President & Deputy General Manager



                              NATIONSBANK, N.A.

                              By: /s/ Wallace Harris, Jr.
                                  -----------------------
                              Title: Vice President



                              MERRILL LYNCH SENIOR FLOATING RATE FUND, INC.

                              By: /s/ Gilles Marchand
                                  -------------------
                              Title: Authorized Signatory



                              DEBT STRATEGIES FUND, INC.

                              By: /s/ Gilles Marchand
                                  -------------------
                              Title: Authorized Signatory





                              VAN KAMPEN AMERICAN CAPITAL
                              PRIME RATE INCOME TRUST

                              By: /s/ Jeffrey W. Maillet
                                  ----------------------
                              Title: Senior Vice President & Director



                              DEEPROCK & COMPANY
                              By: Eaton Vance Management, as
                              Investment Advisor

                              By: /s/ Payson Swaffield
                                  --------------------
                              Title: Vice President



                              PILGRIM AMERICA PRIME RATE TRUST

                              By: /s/ Michael J.Bacevich
                                  ----------------------
                              Title: Vice President



                              PRIME INCOME TRUST

                              By: /s/ Rafael Scolari
                                  ------------------
                              Title: Vice President



                              CRESCENT/MACH I PARTNERS, L.P.
                              By:  TCW ASSET MANAGEMENT
                              COMPANY, AS INVESTMENTS MANAGER

                              By: /s/ Mark L. Gold
                                  ----------------
                              Title: Managing Director



                              KZH HOLDING CORPORATION

                              By: /s/ Virginia Conway
                                  -------------------
                              Title: Authorized Agent





                              KZH HOLDING CORPORATION II

                              By: /s/ Virginia Conway
                                  -------------------
                              Title: Authorized Agent



                              NORTHERN LIFE INSURANCE COMPANY
                              BY: ING CAPITAL ADVISORS, INC.,
                              AS INVESTMENT ADVISOR

                              By: /s/ Michael D. Hatley
                                  ---------------------
                              Title: Vice President &
                              Portfolio Manager



                              RELIASTAR UNITED SERVICES LIFE
                              INSURANCE COMPANY
                              BY: ING CAPITAL ADVISORS, INC.,
                              AS INVESTMENT ADVISOR

                              By: /s/ Michael D. Hatley
                                  ---------------------
                              Title: Vice President &
                              Portfolio Manager